Post-Qualification Offering Circular Amendment No. 4

SEC File No. 024-12060

POST EFFECTIVE AMENDMENT NO. 4

OFFERING CIRCULAR DATED May 15, 2025

WATER ON DEMAND, INC.

13575 58th Street North, Suite 200

Clearwater, FL 33760

https://www.waterondemand.net/

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK AND TWO WARRANTS

MINIMUM INDIVIDUAL INVESTMENT: 200 UNITS ($ 500)

SEE “SECURITIES BEING OFFERED” AT PAGE 37

This Post-Qualification Offering Circular Amendment No. 4 amends the Offering Circular of Water On Demand, Inc., a Texas corporation (the “Company”), dated February 15, 2024, as qualified on February 17, 2024, as amended and as may be amended and supplemented from time to time, to: (a) extend the expiration date of this offering to May 15, 2026; and (b) revise the offered securities to 9,500,000 Units (consisting of one share of common stock and two warrants to purchase common stock) at $2.50 per Unit and 19,000,000 common shares upon the exercise of the warrants (collectively, the “Offered Securities”); (c) to add up to 950,000 bonus shares of common stock offered to certain purchasers and (d) to remove Castle Placement LLC as the placement agent with respect to the offering.

By this Offering Circular, the Company is offering for sale a maximum of 9,500,000 Units, which Units consist of one share of common stock and two warrants to purchase common stock (the “Offered Securities”), of which 4,400 shares have been sold for cash in the total amount of $11,000 at a fixed price of $2.50 per share, pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). In addition, the Company is offering certain purchasers of the Units bonus shares (“Bonus Shares”) equal to ten percent (10%) pursuant to the bonus program (“Bonus Program”) based upon investment level. The maximum number of Bonus Shares issuable is 950,000. Investors participating in the Bonus Program may receive an effective discount of up to $0.25 per share or 10%.

A minimum purchase of $500 of the Offered Securities is required in this offering ($150 for subscription based). This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments.

The Company expects that the amount of expenses of the offering (not including marketing to investors and commissions or state filing fees) will be approximately $100,000.

	Number of or Primary Shares offered by the Company (2)		Per Unit or Share (3)		Total Maximum
Units	9,500,000	(4)	$2.50		$23,750,000	(1)(6)
Commissions(1)(6)(7)			$0.00

Proceeds to Company – Primary Units			$2.50		$23,750,000

Bonus Shares	950,000		$0.00	(4)	$0.00
Commissions(7)			$0.00

Proceeds to Company-Bonus Shares			0.00		0.00
Total Proceeds to Company					$23,750,000

Warrants			Exercise Price per Warrant

Shares Underlying Warrants	19,000,000	(5)	$2.50	$47,500,000
Commissions (7)			$0.00
Proceeds to Company- Exercise of Warrants				$47,500,000

Proceeds to Company – From Units and the Exercise of Warrants			$2.50	$71,250,000	(8)

(1)	The Company previously engaged Castle Placement LLC to act as placement agent for this offering. However, effective June 26, 2024, the Company terminated Castle Placement LLC and is now selling the Units directly, using the services of the Manhattan Street Capital platform. No commissions will be paid to Manhattan Street Capital or any other party with respect to the sale of unites.

(2)	We are offering Units on a continuous basis. See “Distribution – Continuous Offering. The Units consist of one (1) share and two (2) warrants per Unit.

(3)

Our Board of Directors used its business judgment in setting a value of $2.50 per Unit to the Company as consideration for the stock to be issued under the Offering. The sales price per Unit bears no relationship to our book value or any other measure of our current value or worth.  This is a “best efforts” offering. The proceeds of this offering will be placed into an escrow account. We will offer the Units on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(4)	No additional consideration will be received by the Company for the issuance of Bonus Shares and the Company will absorb the cost of the issuance of the Bonus Shares. If eligible for Bonus Shares, investors will receive the greater amount of Bonus Shares for which they are eligible and are not cumulative even if investors would qualify for multiple eligibility categories for receipt of Bonus Shares. See “Plan of Distribution” for further details. The Company will not receive any consideration for the additional 950,000 Bonus Shares. The Bonus Shares represent an effective discount of $0.25 or 10%. No fees or commissions will be paid with respect to sale of the Bonus Shares.
(5)	Includes Warrants to purchase 20,000,000 common shares issued in connection with the Units.
(6)	Excludes estimated total offering expenses of approximately $100,000.
(7)	The Company has not engaged the services of a broker-dealer for this Offering. This Offering is not being made in all states.
(8)	Although the Company will not receive any consideration for the Bonus Shares, the value of such Bonus Shares ($2,375,000) will be included towards the $75,000,000 maximum amount for any given year.

The Company has engaged Enterprise Bank as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and may hold a series of closings on a rolling basis at which we receive the funds from the escrow agent and issue the Securities to investors. The offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company in its sole discretion. After each closing, funds tendered by investors will be available to the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

These securities may not be sold nor may offers to buy be accepted before the post effective amendment to the offering statement filed with the Commission is qualified. This post effective amendment to the offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The Company may elect to satisfy its obligation to deliver a final post effective amendment to the offering circular by sending you a notice within two business days after the completion of the Company’s sale to you that contains the URL where the final post effective amendment to the offering circular or the offering statement in which such final offering circular was filed may be obtained.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 12.

Sales of these securities will commence on approximately November 24, 2025.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this Post-Qualification Offering Circular Amendment No. 4 is November 24, 2025.

In this Offering Circular, the term Water On Demand,” “we,” “us,” “our,” or “the Company” refers to Water On Demand, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT, “ASSUME” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY OF THE OFFERING (POST-QUALIFICATION AMENDMENT NO. 1)

Water on Demand, Inc. (“WODI”), a Texas corporation, is a subsidiary of OriginClear, Inc., a Nevada public corporation (“OCLN”). Through its subsidiary, Progressive Water Treatment, Inc. (“PWT”), an established designer and manufacturer of a complete line of water treatment systems for municipal, industrial and pure water applications, WODI deploys a wide range of technologies, including chemical injection, media filters, membrane, ion exchange and SCADA (supervisory control and data acquisition) technology in turnkey systems. Beyond the operations of PWT, WODI has stated its intention to evolve into a fintech focused company turning water systems into tax-leveraged assets, focusing entirely on developing and providing financing services, instead of competing with, water equipment companies.

OCLN acquired PWT in 2015. PWT has already established robust design and manufacturing offerings as well as maintenance and service offerings, and continued to do so under OCLN.

In September 2023, PWT merged with Water on Demand, Inc., a Nevada corporation (“WODI NV”), a water managed services company being developed at the time by OCLN. As a result of the merger, PWT changed its name to Water on Demand, Inc. (“WODI”), a Texas Company, in which OCLN continues to own a substantial equity stake.

In 2018, OCLN launched Modular Water Systems (MWS) to bring to market smaller, standardized water treatment systems. However, in, May 2025, WODI announced it intention to part ways with MWS and its inventor, Daniel M. Early, President and Chief Engineer of MWS, and transition out of MWS. Mr. Early agreed to assist in wrapping up all current projects and staying on as technical advisor to WODI. This transition will allow WODI to focus on its water infrastructure project financing and planned operations, including the planned launch of a Opportunity Zone Fund that will seek to raise up to $100 million.

Water On Demand

Water On Demand (“WOD”) aims to offer customers financing and solutions as a service for water self-sustainability - allowing them to pay on a per-gallon basis for managed wastewater treatment services rather than incurring significant upfront capital equipment acquisition costs. This approach, generally known as DBOO, provides an alternative to conventional on-site wastewater treatment solutions requiring substantial initial investments.

On April 17, 2025, WODI retained Eazy Do It, Inc., a platform for US Opportunity Zones (OZs) and a leading resource provider for the OZ ecosystem, to help develop the Water On Demand Opportunity Zone Fund. WODI intends to launch a series of such funds (“the Funds”).

Under the new model, WODI intends act as General Partner of the Funds (the “Sponsorship”), in return for customary management fees, and as well as fees for business development, contract origination, project origination, project management and paymaster functions serving, as shown in the illustration below.

Figure 1: The Water On Demand Opportunity Zone Fund #1 Operating Lifecycle

The Company recently announced agreements with Enviromaintenance ®, a water services company, and Klir®, a utility network software provider, to support a WOD pilot program in the mobile home park sector.

As part of its role in support of the Funds, WODI intends to direct the building and operation of WOD-Financed systems to regional water companies under performance contracts, thus creating a network of partners that can enable rapid scaling and establish a competitive barrier to entry. On January 6, 2025 , WODI began its buildout of personnel, hiring veteran C-Level Executive, James Woloszyn as it Chief Operating Officer. The Company intends to scale as it expands by acquiring additional staff or independent resources. WODI currently obtains administrative support from OriginClear under a management services arrangement. All other members of WODI’s Board of Directors and executive officers are currently the same as those of OCLN, with the exception of Kenneth A. Berenger, who serves as co-chairman of WODI.

On March 26, 2024, the Company announced a Memorandum of Understanding with Enviromaintenance to collaborate on the planned WOD pilot program in the Greater Central Texas Region. On April 9, 2024, the Company announced that Klir, Inc. had been selected to support the WOD pilot, further bolstering the Company’s efforts to provide decentralized water management solutions on a pay-per-gallon basis, with anticipated financing provided by the Funds. Additional information regarding these developments is available in the Company’s publicly filed materials.

Water on Demand NV

In 2023, OCLN launched WODI NV to offer private businesses the opportunity to outsource and finance water treatment and purification services on a per-gallon basis while gaining independence from traditional, centralized private water infrastructure. WODI NV’s value proposition is that by outsourcing water treatment and purification, private businesses can gain the water security of a private, decentralized infrastructure while avoiding the capital, technological and administrative burden required to design, finance, build, operate and maintain a water treatment solution.

Following the creation of the merged company, WODI took over this function.

Combined Companies

As of May 1, 2025, Water on Demand (formerly PWT), MWS and WODI NV have been consolidated under the Company, with OCLN being the largest single shareholder of the combined companies. The combined companies have complementary offerings that create meaningful synergies with the goal of allowing the Company to emerge as a leader in offering end-to-end outsourced water treatment services.

Products of Combined Company

Division	Products	Customers	Geographic Region	Financing provided by WODI
PWT	High-purity water systems, Reverse Osmosis (RO) Systems, Deionization Systems, Water Softening Solutions	Municipalities, Power Generation and Semiconductor.	North America	Not applicable
WODI	Pay-as-you-go Project Financing of Turnkey Water Treatment Systems, Fund Management	Businesses, Municipalities, Industrial Clients	North America	Through managed entities, WODI plans to provide financing options for water development projects helping clients manage upfront costs. These include structured financing plans that spread costs over time.

Industry Background

Traditional Water Treatment Practices

Public water utilities manage the collection, treatment, and distribution of water for residential, medical, and industrial use, as well as wastewater treatment. Globally, water treatment is centralized at large municipal facilities, benefiting from economies of scale. In the U.S, approximately 16,000 publicly owned wastewater treatment systems exist, however the largest 10% of these publicly owned plants process over 80% of all wastewater. Just 1.25% of facilities handle more than half of the nation’s wastewater.

Wastewater treatment plants receive ss wastewater from residential, commercial and ground runoff, through a network of storm drains and sewer lines. The wastewater is processed in three phases:

In preliminary treatment, large debris, sand, and mud settle in grit chamber, which is later disposed of in landfills for environmentally safe disposal. During primary treatment, wastewater enters settling tanks, where up to 60% of solids are separated as a sludge-water mixture. While this removes a majority of solid waste it does not remove toxic chemicals. In secondary treatment, oxygen is introduced through aeration, accelerating the growth of microorganisms which break down organic matter and reduce harmful gases. These microorganisms settle to the bottom of the secondary settling tanks. After secondary treatment, 80-90% of human waste, solids, and toxins have been removed from the wastewater.

During the final stage of secondary treatment, water is disinfected – typically with chlorine, which eliminates over 99% of bacteria. Before discharging the treated water into the environment, chlorine is neutralized to prevent ecological harm. As an alternative to chlorination and dichlorination, some facilities remove bacteria using ultraviolet light, carbon absorption, distillation and reverse osmosis.

Sludge from primary and secondary treatment undergoes further processing in digesters where it is mixed and heated t to reduce volume and eliminate disease-causing bacteria. The processed solids are then heat-dried in pelletizing plants and converted into fertilizer for use in agriculture, forestry, and land reclamation.

This three-phase process is the global standard for wastewater treatment. Given the industrial nature of the process and cost efficiencies achieved through economies of scale, treatment facilities are constructed on a massive scale with large facilities capable of processing over 1 billion gallons of water per day and construction costs billions of dollars.

Figure 2: A typical municipal sewer system (https://www.mwra.com/your-sewer-system)

Aging Infrastructure and Funding Gaps

Much of the U.S. water infrastructure was built in the 1970s and is nearing or beyond its intended service life. According to the American Society of Civil Engineers (ASCE), over 80% of facilities are at or near capacity. Despite federal legislation, such as the Infrastructure Investment and Jobs Act (2023), a funding shortfall of over $400 billion is projected by 2029. Regulatory compliance costs, such as for PFAS or lead removal, continue to rise.

The United States faces a significant funding shortfall for its water infrastructure, with estimates suggesting a deficit exceeding $1 trillion over the next 20 years to address critical needs in drinking water, wastewater, and stormwater systems. This gap stems from aging infrastructure, increasing demand, regulatory requirements, and insufficient investment. https://www.pewtrusts.org/en/research-and-analysis/articles/2024/09/05/water-system-upgrades-could-require-more-than-%241-trillion-over-next-20-years

Privatization and Decentralization Trends

Limited federal support, rising operational costs, and increased regulatory demands are pushing utilities to explore alternatives. Decentralized water treatment—where water is treated on-site—offers faster deployment, lower capital requirements, and operational flexibility, especially in rural or underserved areas. These systems reduce reliance on aging infrastructure and are increasingly favored by industrial users, developers, and small municipalities.

Emerging Drivers of Water Demand

Shifts such as climate change, migration, and reshoring of industrial activity are increasing pressure on local water systems. Decentralized solutions can adapt more quickly to changing demographics and site-specific needs, making them an essential part of modern water infrastructure strategy.

Climate Change

Prolonged droughts, shifting precipitation patterns, and rising temperatures are contributing to water scarcity. Groundwater levels in many areas are declining faster than can be replenished. As precipitation becomes more irregular, the global supply of usable freshwater is increasingly under pressure.

Migration

Shifting migration patterns and unpredictable population growth complicate long-term infrastructure planning. Traditional municipal wastewater plants require decades to plan and build, making them less responsive to demographic shifts. Decentralized water systems, in contrast, require less capital and can be deployed more quickly, offering greater flexibility.

Reshoring of Manufacturing

The reshoring of industrial operations, driven by supply chain realignments and national policy, is increasing demand for water across the manufacturing sector. As domestic production expands, water-intensive operations are expected to place additional pressure on regional water supplies.

Figure 3: Visual representation of OECD Environmental Outlook to 2050
www.bbc.com/future/story/20170412-is-the-world-running-out-of-fresh-water

Regulatory and Public Funding Risk

Water resource planning is becoming increasingly complex as freshwater supplies tighten and regulatory scrutiny intensifies. The Federal Reserve Bank of St. Louis has recommended more efficient allocation of water resources, while recent legal rulings—such as the 2021 U.S. Supreme Court decision on interstate groundwater rights—highlight growing disputes over access. In the western United States, limited coordination among states in the Colorado River Basin underscores the challenge of balancing declining supply with rising demand. These pressures elevate both financial and operational risks for municipalities and private water operators.

Industrial Centralization Risk

Large-scale, centralized water systems represent single points of failure that are increasingly vulnerable to disruption from natural disasters, financial constraints, and security threats. As infrastructure ages and environmental risks increase, these vulnerabilities become more acute. Decentralized water systems mitigate these risks by localizing treatment, offering greater resilience and control for communities, businesses, and institutions.

Water on Demand

WODI offers financing solutions that allow businesses and communities to develop water treatment systems without upfront capital investment. Through long-term service agreements, end-users pay only for the water they use. Projects are supported by experienced regional water providers and powered by standardized modular systems, ensuring efficiency and reliability. By leveraging proven technologies and a pay-per-use model, WODI reduces financial and operational risk while expanding access to advanced water treatment solutions.

Global Water Challenges

A 2021 study by Utrecht University and United Nations University found that nearly half of global wastewater is discharged untreated, while only 11% is reused. With the World Wildlife Fund projecting that two-thirds of the global population could face water shortages by 2025, increasing wastewater reuse is critical.

In North America, supply inefficiencies further strain resources—Stanford University estimates that 20–50% of water is lost through leaking infrastructure. In the U.S., the Environmental Integrity Project reports that nearly half of rivers, streams, and lakes are too polluted for swimming, fishing, or drinking. Public concern is growing, with a 2017 Gallup poll showing 63% of Americans worry about drinking water pollution and 57% about contamination of natural water bodies.

These challenges underscore the need for decentralized, resilient, and sustainable water solutions.

Decentralized Water Solutions

Businesses increasingly rely on onsite water treatment and recycling to address the limitations of centralized water utilities. Onsite systems provide tangible assets, improved water quality, and cost savings, especially when recycled water is used. WODI supports these efforts by helping business develop decentralized water treatment solutions tailored to their operational needs, enhancing resilience and reducing dependence on public infrastructure.

This trend aligns with ESG investing, which accounts for approximately 25% of all professionally managed assets worldwide. Effective water management is a key ESG metric, further emphasizing the importance of decentralized solutions.

Employees

As of the date of this filing, WODI employs approximately 27 full-time staff across engineering, manufacturing, sales, and administration. Operational and back-office support is provided through an administrative services agreement with OCLN.

The Company’s Competition

Competitive Analysis

PWT, while enjoying a great deal of prestige for its work on a variety of engineered solutions, especially in the power plant sector, is not uniquely differentiated.

However, the WOD plan to focus entirely on developing and providing financing services, instead of competing with water equipment companies is unique in its plan to seek to take advantage of tax benefits associated with investments in qualified opportunity zones.

Company management has addressed this unique factor in public statements:

“The water equipment business is historically very low-margin, with most such companies netting about 16% in net profits,” said Riggs Eckelberry, WODI CEO. “Meanwhile, the water-as-a-service business model is extremely profitable. Focusing only on that business will make us a resource for water companies and not a competitor.”

“Until recently, our ‘Water Like An Oil Well’ initiative lacked the tax benefits that other industries like oil and gas enjoy,” said Ken Berenger, EVP and co-chairman of WODI. “That’s now changed with the new water Opportunity Zone fund, which will be designed to provide favorable tax benefits.”

“When you think of it,” added Berenger, “we could take years to build a few more water companies… when there are already thousands out there. Or, we could help them address the looming trillion-dollar funding deficit with innovative financing for their clients, that happens to be very profitable for Water On Demand.”

Government Regulation

We are subject to various laws, regulations, and permitting requirements of federal, state, and local authorities, related to health and safety, anti-corruption and export controls. The foregoing may include the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Administration Regulations, Money Laundering Control Act of 1986 and any other equivalent or comparable laws of other countries. We believe that we are in material compliance with all such laws, regulations, and permitting requirements.

Employees and Human Capital Resources

As of the filing date, the Company, together with its operating companies, had 25 full-time employees. The Company has an arrangement with OCLN whereby OCLN provides operational and administrative services for the Company.

Facilities

The Company’s corporate headquarters are located at 13575 58th Street North, Suite 200, Clearwater, Florida 33760. The Company leases a production facility at 5225 W Houston Sherman, Texas, under a non-cancelable operating lease classified in accordance with ASC 842, Leases. The lease commenced on July 1, 2024, with a 61-month term. Under a Triple Net (NNN) arrangement, the Company is responsible for property taxes, insurance and maintenance costs.

Legal Proceedings

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of business activities or otherwise. From time to time, we may be involved in pending or threatened claims relating to contract disputes, employment, intellectual property and other matters that arise in the normal course of our business, which we do not deem to be material to the business.

Patents

The Company does not currently hold any active patents. However, it continues to design and manufacture methods to deliver innovative, durable solutions for decentralized wastewater treatment.

Employees

As of the date of this filing, the Company had approximately 27 employees. The Company has an arrangement with OCLN whereby OCLN provides operational and administrative services for the Company. The Company recently implemented workforce reductions in connection with ongoing operational restructuring.

The Offering

Securities offered	Units (1 share of Common Stock and 2 Warrants) Maximum of 9,500,000 Units at $2.50 per share(1).

Warrants	3-year term; $2.50 exercise price, eligible for cashless option

Offering Amount	Total targeted proceeds is $71,250,000 from the sale of 9,500,000 Units at $2.50 per Unit and the exercise of 19,000,000 Units at $2.50 per share.

Bonus Shares	Up to 9,500,000 bonus shares of common stock.

Common Shares outstanding prior to this offering	22,769,502 shares(2)

Number of Common Shares issued previously in this offering	4,400(3)

Number of Common Shares following this offering Presuming all shares sold and all warrants issued.	77,551,0514

Use of proceeds	The net proceeds of a fully subscribed offering, after estimated total offering expenses and commissions will be used for general corporate SG&A and business purposes including professional services fees, fees to OCLN for supporting administrative functions, IT infrastructure, acquisitions, hiring of personnel, sales and marketing expenses and general working capital, acquisitions, and to provide debt financing to one or more project specific subsidiaries of the Company. The details of our plans are set forth in “Use of Proceeds.”

(1)	Estimated pre-offering valuation of $66,000,000 based on the Fairness Opinion dated October 24, 2023, replacing Modular Water Systems forecasts with the new revenue model now in development with respect to Sponsorship and servicing functions related to the Funds. The Company may amend or withdraw this Offering in the future to reprice the Securities of Common Stock at any time as it deems necessary or appropriate. The Company reserves the rights to sell fractional units as necessary.
(2)	Non-diluted. Does not include the rights to receive up to 10,643,267 common shares related to certain restricted stock grant agreements.
(3)	Prior to this amendment, the Company issued 4,400 common shares. This amendment amends the securities being offered from common shares to Units (1 Common Share and 2 Warrants).

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We are an early-stage company and have not yet generated any profits or significant revenues.

●	We may not be able to continue to operate the business if we are not successful in securing significant additional fundraising in a short timeframe and, as a result, we may not be able to continue as a going concern.

●	The Company relies on rolling closes of equity infusions for its financings which may pose a risk to having sufficient capital on hand at any point in time.

●	The Company has a limited operating history by which performance can be gauged.

●	The Company is subject to potential fluctuations in operating results.

●	The Company’s future operating results are difficult to predict and may be affected by a number of factors, many of which are outside of the Company’s control.

●	Unanticipated obstacles may hinder the execution of the Company’s business plan.

●	We have limited market acceptance of our services.

●	We cannot assure you that we will effectively manage our growth.

●	Our costs may grow more quickly than our revenues, harming our business and profitability.

●	We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Therefore, your ownership interest in the Company is likely to continue to be diluted and subordinated.

●	The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

●	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

●	Our financial results will fluctuate in the future, which makes them difficult to predict.

●	We may face additional competition.

●	In connection with the audit of our financial statements for the period from inception to August 31, 2022, our independent auditor identified material weaknesses in our internal control over financial reporting related to certain corporate finance and accounting oversight, which were primarily the result of the lack of sufficient and competent accounting and finance resources. Our failure to implement and maintain effective internal control over financial reporting may in the future result in material misstatements in our financial statements, which has and could in the future require us to restate financial statements, cause investors to lose confidence in our reported financial information and could have an adverse effect on our ability to fundraise.

●	We realized a gross and net loss for each period since our inception to date, and there can be no assurances that the Company will become profitable in the future.

●	The Company is controlled by its OriginClear, Inc. (OCLN), which also provides all funding, sales and administrative resources.

●	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business, including pandemics similar to the novel COVID-19 outbreak.

●	The offering price for the Securities has been determined by the Company rather than any of the investors.

●	An investment in the Securities is not a diversified investment.

●	Subsequent offerings or potential recapitalizations of the Company’s capital stock below the offering price or on terms better than the Securities may adversely affect the market price of the Company’s capital stock and may make it difficult for the Company to continue to sell Units or other equity or debt securities.

●	The Company may apply the proceeds of this offering to uses for which you may disagree.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

●	There is no current market for any of our shares of stock.

RISK FACTORS

The Commission requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

The Company is still in an early phase and we are just beginning to implement our business plan. There can be no assurance that we will ever operate profitably. The likelihood of our success should be considered in light of the problems, expenses, difficulties, complications and delays usually encountered by early-stage companies. The Company may not be successful in attaining the objectives necessary for it to overcome these risks and uncertainties.

The amount of capital the Company is attempting to raise in this Offering may not be enough to sustain the Company’s current business plan.

In order to achieve the Company’s near and long-term goals, the Company may need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we may not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause an Investor to lose all or a portion of their investment.

We may face potential difficulties in obtaining capital.

We may have difficulty raising needed capital in the future as a result of, among other factors, our lack of revenues from sales, as well as the inherent business risks associated with our Company and present and future market conditions. Future sources of revenue may not be sufficient to meet our future capital requirements. We will require additional funds to execute our business strategy and conduct our operations. If adequate funds are unavailable, we may be required to delay, reduce the scope of or eliminate one or more of our research, development or commercialization programs, product launches or marketing efforts, any of which may materially harm our business, financial condition and results of operations.

We may implement new lines of business or offer new products and services within existing lines of business.

As an early-stage company, we may implement new lines of business at any time. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. We may not be successful in introducing new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

In order to satisfy the Company’s obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.

As a public company, we will need to establish and maintain effective disclosure and financial controls and make changes in its corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if the Company is able to hire appropriate personnel, its existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.

The commercial and credit environment may adversely affect the Company’s access to capital.

We will need to continue to raise capital in order to execute our business plan. the Company’s ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for its products or in the solvency of its customers or suppliers or if there are other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect the Company’s ability to access the capital markets. Capital raised by us may have a dilutive impact on existing stockholders and if the Company is unable to raise additional capital on favorable terms, or at all, we may be unable to maintain its research and development activities or may be unable to grow its business, which could impact the Company’s operating results and gross margin adversely.

Wage increases and pressure in certain geographies may prevent us from sustaining the Company’s competitive advantage and may reduce its profit margin.

Measures are being taken in the United States and globally to increase minimum wages, and there is a shortage of skilled labor in certain locations leading to increased wage pressure. Similarly, with an increased global focus on environmental, social and corporate-governance concerns and sustainability, input costs have been steadily rising. Accordingly, we may need to increase the levels of labor compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and amount of labor that its business requires. To the extent that the Company is not able to control or share wage increases, wage increases may reduce its margins and cash flows, which could adversely affect its business.

The loss of one or more key members of the Company’s management team or personnel, or its failure to attract, integrate and retain additional personnel in the future, could harm its business and negatively affect its ability to successfully grow its business.

The Company is highly dependent upon the continued service and performance of the key members of the Company’s management team and other personnel. The loss of any of these individuals, each of whom is “at will” and may terminate his or her employment relationship with us at any time, could disrupt its operations and significantly delay or prevent the achievement of its business objectives. We believe that its future success will also depend in part on its continued ability to identify, hire, train and motivate qualified personnel. High demand exists for senior management and other key personnel (including technical, engineering, product, finance and sales personnel) in the infrastructure and manufacturing industry. A possible shortage of qualified individuals in the regions where we operate might require us to pay increased compensation to attract and retain key employees, thereby increasing its costs. In addition, we face intense competition for qualified individuals from numerous companies, many of whom have substantially greater financial and other resources and name recognition than us. We may be unable to attract and retain suitably qualified individuals who are capable of meeting its growing operational, managerial and other requirements, or we may be required to pay increased compensation in order to do so. For example, the Company’s failure to attract and retain shop floor employees may inhibit its ability to fulfill production orders for its customers. the Company’s failure to attract, hire, integrate and retain qualified personnel could impair its ability to achieve its business objectives.

All of the Company’s employees (which includes full time and part time employees and consultants) are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of its business and industry would be extremely difficult to replace. We generally enter into non-competition agreements with its employees and certain consultants. These agreements prohibit the Company’s employees and applicable consultants from competing directly with us or working for its competitors or customers while they work for us, and in some cases, for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which its employees and applicable consultants work and it may be difficult for us to restrict the Company’s competitors from benefiting from the expertise that the Company’s former employees or consultants developed while working for us. If we cannot demonstrate that its legally protectable interests will be harmed, we may be unable to prevent its competitors from benefiting from the expertise of its former employees or consultants and its ability to remain competitive may be diminished.

Risks Related to Government Regulations

Our business is subject to various laws and regulations and changes in such laws and regulations, or failure to comply with existing or future laws and regulations, could adversely affect our business.

Our business is subject to numerous and frequently changing federal, state and local laws and regulations. We routinely incur significant costs in complying with these regulations. The complexity of the regulatory environment in which we operate and the related cost of compliance are increasing due to additional legal and regulatory requirements, our expanding operation and increased enforcement efforts. Further, uncertainties exist regarding the future application of certain of these legal requirements to our business. New or existing laws, regulations and policies, liabilities arising thereunder and the related interpretations and enforcement practices, particularly those dealing with environmental protection and compliance, taxation, zoning and land use, workplace safety, public health, recurring debit and credit card charges, information security, consumer protection, and privacy and labor and employment, among others, or changes in existing laws, regulations, policies and the related interpretations and enforcement practices, particularly those governing the sale of products and consumer protection, may result in significant added expenses or may require extensive system and operating changes that may be difficult to implement and/or could materially increase our cost of doing business. For example, we have to comply with recent new laws in some of the states in which we operate regarding recycling, waste, minimum wages, and sick time. In addition, we are subject to environmental laws pursuant to which we could be strictly liable for any contamination at our current or former locations, or at third-party waste disposal sites, regardless of our knowledge of or responsibility for such contamination.

Our operations are subject to certain environmental laws and regulations.

Our current and former operations are governed by federal, state and local laws and regulations, including environmental regulations. Certain business activities involve the handling, storage, transportation, import/export, recycling, or disposing of various new and used products and generate solid and hazardous wastes. These business activities are subject to stringent federal, regional, state and local laws, by-laws and regulations governing the storage and disposal of these products and wastes, the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations upon our locations’ operations, including the acquisition of permits to conduct regulated activities, the imposition of restrictions on where or how to store and how to handle new products and to manage or dispose of used products and wastes, the incurrence of capital expenditures to limit or prevent releases of such material, the imposition of substantial liabilities for pollution resulting from our locations’ operations, and costs associated with workers’ compensation and similar health claims from employees.

Environmental laws and regulations have generally imposed further restrictions on our operations over time, which may result in significant additional costs to our business. Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial and corrective action obligations, and the issuance of injunctions limiting or preventing operation of our locations. Any adverse environmental impact on our locations, including, without limitation, the imposition of a penalty or injunction, or increased claims from employees, could materially and adversely affect our business and the results of our operations.

Environmental laws also impose liability for damages from and the costs of investigating and cleaning up sites of spills, disposals or other releases of hazardous materials. Such liability may be imposed, jointly and severally, on the current or former owners or operators of properties or parties that sent wastes to third-party disposal facilities, in each case without regard to fault or whether such persons knew of or caused the release. Moreover, neighboring landowners and other third parties may file claims for nuisance (including complaints involving noise and light), personal injury and property or natural resource damage allegedly caused by our operations and the release of petroleum hydrocarbons, hazardous substances or wastes into the environment. Although we are not presently aware of any such material liability related to our current or former locations or business operations, such liability could arise in the future and could materially and adversely affect our business and the results of our operations.

Government regulations, weather conditions and natural hazards may affect our business.

Climate change, drought, overuse of sources of water, the protection of threatened species or habitats or other factors may limit the availability of ground and surface water. Climate change and seasonal drought conditions may impact our access to water supplies, and drought conditions currently exist in several areas of the United States. Governmental restrictions on water use may also result in decreased access to water supplies, which may adversely affect our financial condition and results of operations. Water service interruptions due to severe weather events are also possible. These include winter storms and freezing conditions in colder climate locations, high wind conditions in areas known to experience tornados, earthquakes in areas known to experience seismic activity, high water conditions in areas located in or near designated flood plains, hurricanes and severe electrical storms also have the potential to impact our access to water.

Any interruption in our ability to access water could materially and adversely affect our financial condition and results of operations. Furthermore, losses from business interruptions or damage to our facilities might not be covered by our insurance policies and such losses may make it difficult for us to secure insurance in the future at acceptable rates.

Failure to protect or enforce our intellectual property could reduce or eliminate any competitive advantage and reduce our potential sales and profitability and the cost of protecting or enforcing our intellectual property may be significant.

Our long-term success depends on our ability to market innovative competitive products. We own a number of patents, trade secrets, copyrights, trademarks, trade names and other forms of intellectual property related to our products and services throughout the world and the operation of our business, which we rely on to distinguish our services and solutions from those of our competitors. Patents have a limited life and, in some cases, have expired or will expire in the near future. We also have non-exclusive rights to intellectual property owned by others in certain of our markets. For example, some of our products may include components that are manufactured by our competitors. Our intellectual property may be challenged, invalidated, stolen, circumvented, infringed or otherwise violated upon by third parties or we may be unable to maintain, renew or enter into new license agreements with third-party owners of intellectual property on reasonable terms, or at all. In addition, the global nature of our business increases the risk that our intellectual property may be subject to infringement, theft or other unauthorized use or disclosure by others. Our ability to protect and enforce intellectual property rights, including through litigation or other legal proceedings, also varies across jurisdictions and in some cases, our ability to protect our intellectual property rights by legal recourse or otherwise may be limited, particularly in countries where laws or enforcement practices are less protective than those in the United States. Our inability to obtain sufficient protection for our intellectual property, or to effectively maintain or enforce our intellectual property rights, could lead to reputational harm and/or adversely impact our competitive position, business, financial condition or results of operations.

Competitors and others may also initiate litigation or other proceedings to challenge the scope, validity or enforceability of our intellectual property or allege that we infringed, misappropriated or otherwise violated their intellectual property. Any litigation or proceedings to defend ourselves against allegations of infringement, misappropriation, or other violations of intellectual property rights, regardless of merit, could be costly, divert attention of management and may not ultimately be resolved in our favor. If we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using certain intellectual property or offering certain products, or may be liable for substantial damages, which in turn could materially adversely affect our business, financial condition or results of operations. We may also be required to develop an alternative, non-infringing product that could be costly, time-consuming or impossible, or seek a license from a third party, which may not be available on terms that are favorable to us, or at all. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

Our ability to manufacture and deliver water treatment systems is dependent upon the availability of raw materials and supplied components, which we source from a limited number of suppliers. Our reliance on these suppliers exposes us to volatility in pricing and availability. If we are unable to obtain sufficient quantities of required materials or components on favorable terms, in may result in delays in manufacturing schedules or i increased production costs.

Additionally, the imposition of tariffs or other trade restrictions on such raw materials or components could negatively affect our operations. Prolonged disruptions in the supply chain, challenges in qualifying new sources of supply, or volatility in material pricing could significantly impair our ability to manufacture cost-effectively on time, and may lead to order cancelations, or reduced margins – any of which could materially impact our business, financial condition and results of operations.

Although dependent on certain key personnel, the Company does not have any key person life insurance policies on any such people.

We are dependent on certain key personnel in order to conduct our operations and execute our business plan, however, the Company has not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, if any of these personnel die or become disabled, the Company will not receive any compensation to assist with such person’s absence. The loss of such person could negatively affect the Company and our operations. We have no way to guarantee key personnel will stay with the Company, as many states do not enforce non-competition agreements, and therefore acquiring key man insurance will not ameliorate all of the risk of relying on key personnel.

Potential Risks Associated with Global Pandemics

COVID-19. On March 11, 2020, the World Health Organization declared the current outbreak of a novel coronavirus disease 2019 (“COVID-19”) to be a global pandemic. The COVID-19 outbreak led to disruptions in the global economy, including extreme volatility in the stock market and capital markets and severe disruptions in the global supply chain, capital markets and economies. Future outbreaks of similar pandemics could have a significant affect upon the Company, its business and its ability to continue as a going concern.

Financial projections require caution

Prospective investors are urged to consider that any financial projections which might be discussed by the Company or its officers, employees, etc. should not be understood as any guarantee or assurance made on behalf of the Company. Projections based on past performance data or mathematical models are subject to externalities and risks of which the compiler may not or could not be aware. Such projections would not and should not be construed as indications or guarantees of future financial performance, nor should they be understood as such by prospective investors. Prospective investors should be aware of the inherent inaccuracies of forecasting. Although the Company has a reasonable basis for projections it might make and provide them herewith in good faith, prospective investors may wish to consult independent market professionals about the Company’s potential future performance.

Damage to our reputation could negatively impact our business, financial condition and results of operations

Our reputation and the quality of our brand are critical to our business and success in existing markets and will be critical to our success as we enter new markets. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is it’s impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

Risks associated with the increased use of AI Technologies.

While the use of AI technologies is in the early stages of widespread adoption and continues to rapidly evolve, companies are increasingly considering the extent to which AI will be used in their operations. Risks related to AI include operational risks such as the potential for errors or inaccuracies in work product developed with AI; privacy-related risks, such as compliance with required privacy notices or receipt of consents; risks related to intellectual property rights with respect to both the inputs to the program (including leakage of confidential or proprietary information or infringement) and the program outputs (including infringement by and ownership rights to AI work product); risks related to AI’s impact on the workforce; content related risks for public AI generated outputs; and ethical risks related to the potential for inherent biases in the algorithm or programming, among others. The complexity of, and lack of transparency into, many AI models and the speed of technological advancements may make it difficult for companies to understand and assess their proper operation and fully recognize the related risks.

Cybersecurity-related issues are also a significant risk for AI.

In addition, the legal and regulatory environment relating to AI is uncertain and rapidly evolving, both in the US and internationally, and includes new regulations targeted specifically at AI as well as updates to or developments in intellectual property, privacy, consumer protection, employment, and other laws regarding the use of AI. These laws and regulations could require changes in the Company’s implementation of AI technology, increase compliance costs and/or increase the risk of non-compliance. Any of these risks could expose a company to liability or adverse legal or regulatory consequences and reputational harm. There is also the risk of AI-related competition and threats to current business models, as evolving AI technologies may increase competition, alter consumer demand or render existing technologies obsolete. In assessing whether and to what extent AI should be addressed in risk factors, companies should consider their disclosure on AI across their annual report, website, press releases and other public statements in light of their operations and industry, and determine whether risks related to AI pose a material risk to their businesses and prospects.

Risk Factor Considerations on Cybersecurity

Cybersecurity incidents, data misuse, and ransomware attacks continue to be top of mind for both companies and investors, particularly in light of evolving technologies such as AI. Unauthorized access and data breaches pose threats of theft, misuse, or loss of sensitive data, including personal, financial, and proprietary information which can result in operational disruptions, impact a company’s reputation, customer trust, and financial condition, and lead to legal liabilities, regulatory fines, and costly remediation efforts. Reliance on third-party vendors can introduce additional vulnerabilities. Further, timely detection, identification, and response to evolving cyber threats remain challenging, requiring significant resources for cybersecurity measures, technology upgrades, training, and incident response. Cybersecurity insurance may offer some protection, but it may not fully cover all losses or liabilities.

Climate

Recent extreme weather events, including the wildfires in Los Angeles and devastating hurricanes, flooding and heat waves experienced in 2024, underscore the physical, financial, and operational risks associated with severe weather and climate issues. Weather events can disrupt operations and supply chains, create shortages of raw materials, impact workforce availability and cause damage to business infrastructure. It is important that companies carefully consider and disclose any such risks that could materially impact their business, results of operations or financial condition.

Risk Factor Disclosure Related to Political Changes in the US:

US trade policies and practices:

President Trump has implementing a 10-20% tariff on US imports, a 25% tariff on imports from Mexico and Canada, and increasing the tariff on Chinese products. Whether and to what extent these tariffs will be imposed remains to be seen, but as a result of tariffs, materials and goods that US companies import may face higher prices, which could lead to reduced margins or increased prices that could cause decreased consumer demand. President Trump has discussed pursuing an agenda that focuses on deregulation, particularly with respect to environmental and climate change-related regulations. While this could be a boon to companies in the traditional energy sectors, such policies could be detrimental to more sustainable-focused energy companies or industries.

Immigration:

One clear focus of the Trump administration is the to reduce or eliminate illegal immigration, which could have an impact on businesses, particularly agriculture, construction, hospitality, home health care and child/elder care.

Changes to regulatory agencies:

The Trump administration has instituted significant changes to certain regulatory agencies and through the “Department of Government Efficiency,” or “DOGE,” has made significant changes to eliminate regulations, cut expenditures, and restructure federal agencies, some of which could impact public companies. For example, the administration has attempted to make several changes to the reach and oversight of the agencies which has had a significant effect on these agencies and those charged with carrying out their responsibilities. Similarly, there have been discussions of “reigning in” regulatory agencies such as the Federal Trade Commission, the Federal Communications Commission and the Federal Energy Regulatory Commission, all of which could impact how companies do business and could pose risks related to business operations and financial outlook.

International Geopolitics

Ongoing conflicts across the globe, such as in Russia-Ukraine and the Middle East, international tensions such as between the US and China and political turmoil in Europe, may add to the current economic uncertainty.

Risks Related to the Securities

The Securities will not be freely tradable under the Securities Act until one year from the initial purchase date. Although the Securities may be tradable under federal securities law, state securities regulations may apply, and each Investor should consult with their attorney.

You should be aware of the long-term nature of this investment. Because the Securities have not been registered under the Securities Act or under the securities laws of any state or foreign jurisdiction, the Securities have transfer restrictions and cannot be resold in the United States except pursuant to an applicable securities exemption. Although the Company is party to the Business Combination Agreement, there is no guarantee that the Business Combination will ever be completed and that the Company’s shares will be registered. Limitations on the transfer of the Securities may also adversely affect the price that you might be able to obtain for the Securities in a private sale. Investors should be aware of the long-term nature of their investment in the Company. Each Investor in this Offering will be required to represent that they are purchasing the Securities for their own account, for investment purposes and not with a view to resale or distribution thereof exchange.

This Offering is not Registered.

The offerings of the Securities will not be registered with the SEC under the Securities Act or with the securities authorities of any state. The Securities are being offered in reliance on exemptions from the registration provisions of Regulation A of the Securities Act and state securities laws applicable to offers and sales to prospective Investors meeting the prospective investor suitability requirements set forth herein. If the Board or the Company fail to comply with the requirements of such exemptions, prospective purchasers may have the right to rescind their purchase of the Securities, as applicable.

There is no guarantee of a return on an Investor’s investment.

There is no assurance that an Investor will realize a return on their investment or that they will not lose their entire investment. For this reason, each Investor should read this Memorandum and all exhibits carefully and should consult with their attorney and business advisor prior to making any investment decision.

There is currently no public market for our Securities. Failure to develop or maintain a trading market could negatively affect the value of our Securities and make it difficult or impossible for you to sell your Securities.

Prior to this Offering, there has been no public market for our Securities and a public market for our Securities may not develop after completion of this offering. There is no guarantee that the Business Combination will be completed or that there will ever be a public market for the Securities. There can be no assurance as to the liquidity of any markets that may develop for our Securities, the ability of holders of Securities to sell their Securities, or the prices at which holders may be able to sell Securities.

Your percentage ownership in the Company may be diluted in the future.

Stockholders’ percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Combined Company will be granting to directors, officers and other employees. The Board has adopted an equity incentive plan subject to stockholder approval, for the benefit of certain of our current and future employees, service providers and non-employee directors.

From time-to-time, the Company may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of Company common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.

An active, liquid trading market for the Company’s common stock may not develop, which may limit your ability to sell your shares.

The Company is currently a private company. An active trading market for the Company’s shares of common stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither the Company nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Company’s common stock. An inactive market may also impair the Company’s ability to raise capital to continue to fund operations by issuing shares and may impair the Company’s ability to acquire other companies or technologies by using the Company’s shares as consideration.

The issuance of additional shares of common stock, preferred stock or convertible securities will likely dilute your ownership and could adversely affect the stock price.

From time to time in the future, the Company will likely issue additional shares of common stock, preferred stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. Additional shares of common stock may also be issued upon exercise of outstanding stock options and warrants to purchase common stock. The issuance by us of additional shares of common stock or securities convertible into common stock would dilute your ownership of the Company and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

Issuing additional shares of the Company’s capital stock, other equity securities, or securities convertible into equity would dilute the economic and voting rights of our existing stockholders, could reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. The Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of the Company’s common stock bear the risk that the Company’s future offerings may reduce the market price of the Company’s common stock and dilute their percentage ownership.

We are offering Bonus Shares in our Regulation A Offering, which is effectively a discount on our stock price, to some investors who purchase Units in this Offering.

Certain investors who purchase Units in this Offering are entitled to receive additional shares of common stock (the “Bonus Shares”) that effectively provide a discount on price based on the amount invested. The number of Bonus Shares will be determined by the amount of money they invest in this Offering. These categories for Bonus Shares are non-cumulative and an investor will only be eligible for the category that offers the greatest number of Bonus Shares. Bonus Shares will effectively act as a discount to the price at which the Company is offering its stock. The maximum amount of Bonus Shares an investor may qualify for is 10%. For more details, including all of the Bonus Shares being offered, see Plan of Distribution. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this Offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the Company.

There is a risk of a loss of your investments.

There is no assurance that the Company’s activities will be profitable or that your investment in the Preferred Securities will be profitable. You may lose all of your investment.

There is an absence of a merit review of this offering.

No state or federal authority has reviewed the accuracy or adequacy of the information contained herein nor has any regulatory authority made a merit review of the offering or the terms of the Securities. Therefore, you must judge for yourself the adequacies of the disclosures, the pricing and fairness of the terms of the offering. This offering is being made in reliance on an exemption from registration contained in the Act and the rules and regulations thereunder, and on similar exemptions from the qualification provisions of applicable state securities laws. You must also recognize that they do not necessarily have any of the protections afforded by applicable federal and state securities laws as may be provided in registered and/or qualified offerings and therefore must judge the fairness of the terms of this Subscription and the adequacy and accuracy of the Memorandum without the benefit of prior review by any regulatory agency.

No Representation of Investors.

Each of the Investors acknowledges and agrees that counsel for the Company does not represent and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing any or all of the Investors in any respect.

No Broker Dealer.

Currently the Board has not engaged the services of a broker dealer and it is uncertain whether a broker dealer will be used for this Offering. Under federal securities laws, an independent broker-dealer is expected to take steps to ensure that the information contained in this Offering Circular is accurate and complete. The steps are typically taken by the “Managing Underwriter” or “Managing Dealer” who participates in the preparation of an offering memorandum. In addition, the Managing Dealer has certain duties related to an offering, including a duty to a prospective investor to ensure that an investment in a security is suitable for that prospective investor, a duty to conduct adequate due diligence with respect to the offering and a duty to comply with federal and state securities laws.

Although the Company has not engaged a Managing Dealer for this Offering, Clarity Partners, a business consulting firm and not a registered broker dealer, has performed an independent review and analysis of this Offering Circular. This offering will be conducted without a broker-dealer.

Forward-Looking Statements

This Offering Circular contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the development of the Company’s business. The forward-looking statements included herein are based on current expectations and assumptions that involve numerous risks and uncertainties. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. As a result, there can be no assurance that the forward-looking statements included in this Offering Circular will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other entity that the objectives and plans for the Company shall be achieved.

The foregoing list of risk factors does not purport to be complete and does not describe all of the risks relating to an investment in the Company. Some of the other risks of an investment in the Company are nor foreseen or fully discernible, understood or recognizable by the Company. Subscribers should read the Operating Agreement, this Agreement, these Risk Factors and consult with their own legal and financial advisers before investing in the Company.

THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK AND MAY RESULT IN THE LOSS OF YOUR ENTIRE INVESTMENT. ANY PROSPECTIVE INVESTOR CONSIDERING THE PURCHASE OF THESE SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS MEMORANDUM AND SHOULD CONSULT WITH HIS OR HER LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES. THE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE ALL OF THEIR INVESTMENT.

IN ADDITION TO THE RISKS LISTED ABOVE, RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN, OR WHICH WE CONSIDER IMMATERIAL AS OF THE DATE OF THIS OFFERING CURCULAR, MAY ALSO HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND RESULT IN THE TOTAL LOSS OF YOUR INVESTMENT.

DILUTION

Dilution means a reduction in value, control, or earnings of the Securities the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the Securities are worth the same amount, and you paid more than earlier investors for your shares.

The following table presents the Company’s capitalization as of the date of this Offering Circular and compares the price that new investors are paying for their shares with the effective cash price paid by existing stockholders (which includes officers, directors, promoters or affiliated persons of the Company), assuming full conversion of preferred stock and full vesting and exercise of outstanding stock options.

This table is based on the assumption that the price per Unit/Common Share in this offering is $2.50. This method gives investors a better picture of what they will pay for their investment compared to the Company’s insiders.

In the past year, none of the Company’s officers, directors, promoters or affiliated persons have acquired any shares of Common or Preferred Stock of the Company.

INCLUDING ALL ISSUED (NON-FORFEITED) OPTIONS AND SHARES:

	Shares	Potential Common Shares	Total Issued and Potential Common Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock(1)(2)((3)(4)	22,769,502	33,412,769	33,412,769	$2.50
Series A Preferred Stock(5)	14,688,282	14,688,282	14,688,282	$0.16
Series B Preferred Stock(6)	-	-	-	-
Series C Preferred Stock(7)	1,000	-	-	-
Shares offered in this offering, assuming maximum raised(8)	29,450,000	29,450,000	29,450,000	$2.50	(9)

Total after inclusion of this offering (as converted)	77,551,051

*	Issued and outstanding as of the date of this filing

(1)	Includes 10,000,000 common shares owned by OriginClear, Inc.
(2)

Includes 2,171,067 common shares issued in exchange for the contribution of cash and services

Includes 1,376,150 common shares issued in exchange during PWT and WODI merger.

Includes 570,178 common shares sold in a previous Regulation D offering.

Includes 8,647,707 common shares issued in connection with the conversion of convertible promissory notes.

(3)	Includes 4,400 common shares sold in this offering previously.
(4)	Includes up to 10,643,267shares granted to certain executives under Restricted Share Grant Agreements.
(5)	Convertible into common shares at a rate of 1:1
(6)	Convertible into common shares at a rate of 1:1
(7)	Non-convertible shares issued to and owned solely by T. Riggs Eckelberry, Chief Executive Officer.
(8)	Includes up to 9,500,00 Shares of Common Stock offered pursuant to this Offering, 950,000 Bonus Shares and Warrants to purchase up to 19,000,000 common shares.
(9)	Effective Issue Price including bonus shares is $2.50 per share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

The net proceeds of a fully subscribed $73,625,000 offering (9,500,000 Units at $2.50 per Unit and the exercise of 19,000,000 warrants at $2.50 per share), after estimated total offering expenses will be approximately $73,525,000. Water On Demand plans to use these proceeds as follows:

Use of Proceeds	25% Funded ($18,381,250)		50% Funded ($36,762,500)
Water on Demand Financings and Acquisitions	$4,558,550	24.8%	$9,117,100	24.8%
Offering Expenses & Commissions(2)	2,205,750	12.0%	4,411,500	12.0%
Project Specific Debt Financings	9,135,481	49.7%	18,270,963	49.7%
General corporate SG&A and business purposes(3)	2,481,469	13.5%	4,962,938	13.5%
TOTAL	$18,381,250	100.0%	$36,762,500	100.0%

Use of Proceeds	75% Funded ($55,143,750)		100% Funded ($73,525,000)(1)
Water on Demand Financings and Acquisitions	$13,675,650	24.8%	$18,234,200	24.8%
Offering Expenses & Commissions(2)	6,617,250	12.0%	8,823,000	12.0%
Project Specific Debt Financings	27,406,444	49.7%	36,541,925	49.7%
General corporate SG&A and business purposes(3)	7,444,406	13.5%	9,925,875	13.5%
TOTAL	$55,143,750	100.0%	$73,525,000	100.0%

(1)	A fully subscribed offering of $73,625,000 million would be composed of approximately $71,250,000 million raised by the Company and $2,375,000 million in Bonus Shares for which the company would not receive any additional proceeds. For purposes of this table, we only included the funds that the Company would receive from this Offering

(2)	Offering expenses and commissions include fees, offering marketing expenses, audit fees, legal fees, escrow agent fees, transactional costs and investor relations expense.
(3)	General corporate, SG&A and business purpose include - professional service fees, fees to OCLN for supporting administrative functions, IT infrastructure, hiring of personnel, sales and marketing expense and general working capital.

Because the offering is a “best efforts” offering without a required minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above. There is no arrangement to return funds to subscribers if all of the securities offered are not sold.

The Company reserves the right to change the above use of proceeds without notice if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Water on Demand, Inc. (previously, Progressive Water Treatment, Inc.)

WODI, formerly known as PWT, was acquired by OCLN in October 2015. PWT designs and manufactures turnkey water treatment systems for municipal, industrial, and clean water applications. This acquisition was the first step in OCLN’s strategy to build a portfolio of specialized U.S.-based water service companies, addressing the growing demand for outsourced water treatment solutions

PWT has established a strong reputation for delivering customized systems that integrate multiple technologies, including chemical injections, media filtration, membrane systems, ion exchange, and SCADA. In addition to design and manufacturing, PWT provides system maintenance, retrofits, replacement support, and equipment rentals under flexible contract terms. Its customer base is located within the United States.

PWT, based in Sherman, Texas, designs, builds, and services a broad range of industrial water treatment solutions. It seeks to provide a comprehensive, end-to-end offering that addresses the increasing corporate demand for outsourced water treatment.

PWT designs and manufactures turnkey water treatment systems for municipal, industrial and pure water applications. Its competitive advantages lie in 25-years’ experience that enables depth of understanding each customer’s needs and employing multiple technologies – such as chemical injection, media filtration, membranes, ion exchange, and supervisory control and data acquisition (“SCADA”) systems – to deliver complete, customized solutions.

In addition to system design and manufacturing, PWT offers ongoing services that include maintenance contracts, retrofits, and replacement support. The Company also rents equipment under contracts of varying terms.

Water on Demand

In 2023, OCLN launched WODI NV to offer private businesses the opportunity to outsource and finance water treatment and purification services on a per-gallon basis while gaining independence from traditional, centralized private water infrastructure. WODI NV’s value proposition is that by outsourcing water treatment and purification, private businesses can gain the water security of a private, decentralized infrastructure while avoiding the capital, technological and administrative burden required to design, finance, build, operate and maintain a water treatment solution. WODI NV uses a DBOO model for its pay-as-you-go water solutions for private businesses. WODI NV’s products include financing lines and pay-as-you-go financing for water solutions.

Combined Companies

As of this reporting period, Water on Demand and WODI NV have been consolidated under the Company, with OCLN being the largest single shareholder of the combined companies. The combined companies have complementary offerings that create meaningful synergies with the goal of allowing the Company to emerge as a leader in offering end-to-end outsourced water treatment services.

Reducing Risk through Outsourcing

Inflation of water rates greatly exceeds core inflation, creating a risk for managers of businesses served by municipalities. We believe this creates an incentive for self-treatment; but these businesses may lack the capital for large water plant expenditures, and the in-house expertise to manage them. Outsourcing through Water on Demand allows businesses to avoid both the upfront costs and complexity of managing water infrastructure.

As an example, in the information technology sector, a limited number of companies operate their own server in-house powering their website. Rather, such servers are typically managed by professionals through a service level agreement. We believe this same concept applies to water treatment – where equipment ownership and operation is retained by a specialized provider. This concept is expanded to “Own and Operate”, an extension of the basic “Design and Build”, for a full offering known as “Design Build Own and Operate” or “DBOO”, which is very similar to the solar energy programs known as Power Purchase Agreements (PPAs).

Under such a plan, a business can outsource its wastewater treatment and avoid significant capital expenses and management responsibilities which can be a distraction from their core business.

We believe this is financially and operationally attractive to industrial, agricultural and commercial water users and supports WODI’s mission of delivering water treatment as a service.

Market Opportunity

Globally, only about 20% of all sewage and 30% of all industrial wastewater undergo treatment or recycling, while approximately 35% of clean water is lost through leakage. Halving this loss could provide clean water to an additional 100 million people. This urgent challenge also presents a significant opportunity.

We believe businesses can no longer depend solely on large, centralized water utilities. Increasingly, commercial and industrial users are taking responsibility for their own water treatment and recycling. By installing on-site systems, these businesses secure a tangible asset that can increase property value, improve water quality, and lower costs – particularly when treated water is reused.

In our view, companies that invest in on-site water treatment are quietly establishing ‘decentralized water wealth’ for themselves while benefiting their communities. Notable, ESG criteria – which guide roughly one-quarter of all professionally managed investments worldwide – specifically consider how effectively corporations manage their water resources.

As aging infrastructure continues to fail and as the cost of new and replacement infrastructure escalates, we believe engineers and end-users will seek methods that make water and wastewater systems less expensive to deploy, own and operate. We expect the industry to place increasing emphasis on materials and delivery models designed for longer intervals between replacements, contributing to more cost-effective and sustainable solutions.

Competition

At the moment, we are not aware of any direct competitors in the pay as you go water treatment services that have viable commercial products at the same scale as Water On Demand with l paying customers.

Employees

As of the date of this filing, we had 25 full-time employees working for the Company. The Company has an arrangement with OriginClear, Inc. whereby OriginClear provides operational and administrative services for the Company.

Ligation

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of business activities or otherwise. From time to time, we may be involved in pending or threatened claims relating to contract disputes, employment, intellectual property and other matters that arise in the normal course of our business, which we do not deem to be material to the business.

The Company’s Property

The Company is co-located with OCLN at its headquarters at 600 Cleveland St, Suite 307 Clearwater FL 33755 for a cost of $0 per month.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ significantly from those discussed in the forward-looking statements.

Critical Accounting Policies

The SEC defines “critical accounting policies” as those requiring management’s most challenging, subjective or complex judgments, often involving estimates of inherently uncertain matters that may change over time.

While not all accounting policies involve such judgements or estimates, the following policies meet the SEC’s definition of critical accounting policy.

Revenue Recognition

We recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Revenues and related costs on construction contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined. Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts for the revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income, which are recognized in the period the revisions are determined

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as the disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

Significant estimates include evaluations of goodwill and long-lived asset impairments, revenue recognition for percentage-of-completion contracts, allowances for uncollectible accounts, inventory valuation, valuations of non-cash capital stock issuances, and valuation allowances on deferred tax assets. These estimates are based on historical experience and other assumptions deemed reasonable under the circumstances. They form the basis for management’s judgments regarding asset and liability carrying values. Changes in assumptions or conditions could result in materially different actual outcomes.

Fair Value of Financial Instruments

The fair value of financial instruments requires disclosure of fair value information, whether or not recognized in the balance sheet, when practicable to estimate.

As of December 31, 2024, the reported amounts for cash, prepaid expenses, accounts payable and accrued expenses approximate their fair value due to their short maturity.

As of December 31, 2023 and December 31, 2024

Results of Operations

WODI Combined reflects the integration of business units originally formed by OCLN: primarily PWT and WODI NV. Together, these units form a single platform offering full-service, outsourced water treatment solutions. In this section, “WODI Combined” refers to the integrated entity. “WODI” refers to the operations of PWT , while “WODI NV” refers to the development-stage business focused on water-as-a-service models.

WODI designs and manufactures water treatment systems for municipal, industrial, and high-purity applications. Solutions are customized based on client requirements and incorporate a range of treatment technologies, including chemical injection, media filtration, membrane systems, ion exchange, and SCADA controls. The Company also offers services including equipment retrofits, system maintenance, and component replacements.

MWS, launched by OCLN in 2018 and transferred to WODI in 2023, focuses on modular, prefabricated wastewater treatment systems. These systems are factory-built for ease of installation and use SRTP for enhanced durability and service life. MWS systems serve residential developments, institutional facilities, and commercial operations, and incorporate treatment technologies such as fixed-film biological treatment, membrane bioreactors, and remote monitoring.

The Modular Water Systems (“MWS”) division, previously focused on pre-fabricated infrastructure for decentralized treatment, was fully deactivated during the second quarter of 2025. On May 8, 2025, WODI’s Board approved the wind-down of MWS as part of a strategic shift away from direct equipment competition, with an expected disposal of all remaining MWS assets within 60 days.

WODI NV, launched in 2023, provides outsourced water treatment services using a DBOO model. This division enables customers to secure decentralized water infrastructure through long-term service agreements, eliminating the need for capital investment or in-house water management capabilities.

We are incurring expenses in connection with the operation of the business.

	Year Ended December 31,
	2024	2023
Revenue	5,532,112	6,681,886
Cost of goods sold	4,542,998	6,055,365
Operating expenses	2,094,874	1,847,793
Loss from operations	(1,105,760)	(1,221,272)
Other expense	(8,943,212)	(18,341,253)
Net loss	(10,048,972)	(19,562,525)

Revenue and Cost of Sales

Revenue for the year ended December 31, 2024 was $5,532,112, compared to $6,681,886 for the year ended December 31, 2023, representing a decrease of $1,149,774 (17.2%). The decrease in revenue was attributable to lower volume of contracts executed in 2024 compared to prior year.

The cost of goods sold for the year ended December 31, 2024, was $4,542,998, compared to $6,055,365 for the year ended December 31, 2023, representing a decrease of $1,512,367 (25.0%). The decrease was due to the decline in project volume and associated direct costs year over year.

Operating Expenses

Operating Expenses for the years ended December 31, 2024, and 2023, were $2,094,874 and $1,847,793, respectively, representing an increase of $247,081 (13.4%). The increase was due to a $151,557 increase in selling and marking expense and a $95,210 increase in general and administrative expenses. The rise in general and administrative costs included higher legal, accounting, and compliance-related expenses associated with the business combination and registration process.

Other Income and Expenses

Other expenses totaled $(8,943,312) for the year ended December 31, 2024, compared to $(18,341,253) for the year ended December 31, 2023, a decrease of $9,398,041 (51.2%). The decrease in other expenses was attributable to a reduction in conversion and settlement value added to note purchase agreements, which declined from $8,108,589 in 2023 to $1,866,849 in 2024. Additionally, there was no preferred stock incentive compensation recorded in 2024, compared to $576,618 in 2023. However, interest expense increased to $2,210,394 in 2024 from $1,172,460 in 2023, and the impairment of a receivable from SPAC remained significant at $2,350,366. The loss upon deconsolidation also decreased slightly from $4,631,049 in 2023 to $2,871,410 in 2024.

Net Income (Loss)

WODI reported a net loss of $10,048,972 for the year ended December 31, 2024, compared to $19,562,525 in 2023. A decrease of $9,513,553 (48.6%). The reduction was due to a $9,398,041 decrease in other expenses, driven by lower conversion and settlement costs associated with note purchase agreements, the absence of preferred stock compensation in 2024, and a reduced loss upon deconsolidation. Although interest expense increased and an impairment of receivables from the SPAC remained significant, the overall impact of other expense was less severe than in 2023. Operating expenses also increased modestly, and revenue declined by $1,149,774 (17.2%), due to fewer executed contracts during the period.

Liquidity and Capital Resources

As of December 31, 2024, WODI had total assets of $4,788,588, an increase from $2,742,167 as of December 31, 2023. The increase was primarily driven by growth in contract receivables, contract assets, and the recognition of right-of-use lease assets. Cash at year-end was $386,255, compared to $374,191 in the prior year.

Total liabilities increased to $31,876,620 as of December 31, 2024, from $21,844,957 at December 31, 2023. This increase was largely due to an additional $4,634,550 in convertible secured promissory notes, along with higher accrued expenses and contract liabilities. The Company no longer carried several 2023 obligations, such as a line of credit and customer deposits.

Net cash used in operating activities was $2,179,498 in 2024, compared to $3,747,544 in 2023. The improvement was primarily due to reduced losses and timing of working capital changes. Net cash used in investing activities was $2,350,366 in 2024, primarily for SPAC-related note purchases. Net cash provided by financing activities totaled $4,541,928, driven by proceeds from convertible notes, Reg D equity raises, and warrant issuance.

As of December 31, 2024, the Company had a working capital deficit of $27,239,746 and an accumulated deficit of $30,138,380, compared to a working capital deficit of $19,506,160 and an accumulated deficit of $19,506,160 as of December 31, 2023. The increase in these deficits reflects continued operating losses, debt issuance, and SPAC-related impairments.

Our independent auditors have expressed substantial doubt about the Company’s ability to continue as a going concern. Continued operations will require additional capital. The Company estimates it will need at least $2.5 million over the next twelve months to support planned operations. Cash on hand and receivables alone are not expected to meet near-term obligations.

To address liquidity needs, management is actively pursuing financing options, including equity and debt issuances, credit facilities, and strategic partnerships. There is no assurance funding will be available in sufficient amounts or on favorable terms. However, management believes continued investor support and future revenues will provide the resources necessary to sustain operations and execute the Company’s growth plan.

Cash Flow

The table below, for the periods indicated, provides selected cash flow information:

	December 31,
	2024	2023
Net cash used in operating activities	(2,179,498)	(3,747,544)
Net cash used in investing activities	(2,350,366)	(3,979,985)
Net cash provided by financing activities	4,541,928	7,537,603
Net increase (decrease) in cash and cash equivalents	12,064	(189,927)

As of December 31, 2024, we had cash and cash equivalents of $386,255, compared to $374,191 as of December 31, 2023

During the year ended December 31, 2024, we raised a total of $4,541,928 through financing activities, primarily from proceeds related to convertible notes, warrant issuances, and Reg D equity subscriptions. This compares to $7,537,603 raised in 2023.

Net cash used in operating activities was $(2,179,498) in 2024, an improvement from $(3,747,544) in 2023. Net cash used in investing activities was $(2,350,366) in 2024, compared to $(3,979,985) in the prior year. The overall increase in cash for 2024 was $12,064.

While current proceeds from financing activities, combined with revenues, are supporting operations in the near term, we will require additional capital to expand our operations and complete strategic objectives. Our ability to continue as a going concern depends on securing further funding through financing transactions and future revenue generation. There is no assurance we will be able to raise additional capital on favorable terms or at all.

Potential financing sources include equity or debt offerings, credit facilities, or strategic partnerships. However, unfavorable market conditions could limit our access to such capital. Even if successful, financing may involve dilution to existing shareholders or securities with rights senior to those of our common stock.

We have evaluated our current cash burn rate and believe we have sufficient resources to maintain operations for the near term based on current cash, projected revenue, and continued support from investors. However, this assessment is subject to uncertainties, and we may be required to seek further funding sooner than anticipated.

Common Control Transactions

The financial statements presented have been prepared under the common control accounting guidelines of FASB ASC 805. This treatment applies because the Company’s Executive Officer, T. Riggs Eckelberry, holds a controlling financial interest in both WODI and PWT, and, by extension, WODI.

Mr. Eckelberry owns 1,000 shares of Series C Preferred Stock of OCLN, which grants him 51% of the total voting power of OCLN’s stockholders. As of December 31, 2024, OCLN owned 86.58% of WODI.

OriginClear, Inc. provides operational, management, and administrative support to WODI, including staffing its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, full-time employees, and consultants.

Off-Balance Sheet Financing Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditure.

Contractual Obligations

As of December 31, 2024, we had an aggregate of $21,363,639 in convertible secured promissory notes classified as short-term liabilities. These notes represent obligations under convertible Note Purchase Agreements (NPAs) and do not include related party borrowings.

As of year-end, we had $706,736 in promissory notes payable to related parties, compared to $864,528 reported in the prior year.

As of June 30, 2025 and June 30, 2024

Results of Operations

Revenue and cost of revenue

For the six months ending June 30, 2025, revenue was $2,346,471, compared to $1,987,406 for the same period in 2024, representing an increase of $359,065. The increase was driven by backlog fulfillment and greater contract wins in the second half of 2025, partially offset by a shift towards financial services activities.

Cost of revenue was $2,499,242, compared to $1,450,926 in 2024, an increase of $1,048,316. The increase reflects the shift towards financial services activity.

Gross profit (loss) for the six months ended June 30, 2025, was $(152,771), compared to $536,480 in 2024, representing a decline of $689,251. The decline in gross profit was primarily due to higher costs outpacing the increase in recognized revenue.

Operating Expenses

Operating expenses were $1,369,867 for the six months ended June 30, 2025, compared to $596,618 in 2024. Reflecting an increase of $773,249. The increase was driven by higher administrative costs, expanded business operations, and investments in sales and marketing efforts. While operating expenses have risen, the Company continues to focus on cost control measures to optimize efficiency and manage expenses in alignment with revenue trends.

Operating Loss

The Company reported an operating loss of $(1,522,638) for the six months ended June 30, 2025, compared to a loss of $(60,138) for the same period in 2024. The $1,462,500 widening reflects the gross margin deterioration and increased overhead costs, and the Company scales its infrastructure and repositioning.

Other Income (Expense)

Other income for the six months ended June 30, 2025, was $7,263,743, compared to other expense of $(4,737,764) in 2024. This was driven by $24,212,502 non-cash gain upon deconsolidation offset by $(15,555,945) loss on conversion of debt, $(452,503) loss on exchange of stock, $(453,964) in interest expense, and $(513,347) loss on extinguishment of payables.

The 2024 period included significant non-cash charges, such as the $(1,128,000) SPAC receivable impairment and $(1,297,000) debt conversion adjustment.

Net Income (Loss)

Net income from continuing operations for the six months ended June 30, 2025, was $5,714,105, compared to $(4,797,902) in 2024. Income from discontinued operations for the six months ended June 30, 2025, $727,552 in 2025 vs. $(341,466) in 2024. Net income loss for the six months ended was $6,441,657 in 2025 vs $(5,139,368) in 2024.

Liquidity and Capital Resources

Overview

Liquidity reflects the Company’s ability to fund operations and meet obligations. The Company has historically relied on capital raises and continues to pursue financing through convertible notes, equity offerings, and strategic partnerships.

The financial statements were prepared assuming the Company will continue as a going concern. The Company has incurred recurring losses and held cash of $1,167,772 as of June 30, 2025. Management believes continued investor support and access to capital markets will be necessary to sustain operations.

Summary of Cash Flows for the Six Months Ended June 30

Category	2025	2024
Net cash provided by (used in) operating activities	$4,173,099	$(1,332,087)
Net cash (used in) investing activities	(4,446)	$(1,128,000)
Net cash (used in) provided by financing activities	(3,207,767)	$2,288,540
Net increase (decrease) in cash and cash equivalents	$960,886	$(171,547)

Capital Expenditures and Financing Plans

The Company does not anticipate significant capital expenditures over the next twelve months. However, continued execution of its infrastructure strategy will require additional capital. Management is actively pursuing equity and debt offerings to fund project onboarding, fintech platform development, and investor relations.

Going Concern

The Company’s ability to continue as a going concern depends on raising sufficient capital and generating future revenues. These conditions raise substantial doubt about the Company’s ability to continue operating beyond twelve months without further funding

Recent Developments

The Company, Water on Demand, Inc., is a C-Corporation and in the process of qualifying as a Qualified Opportunity Zone Business (“QOZB”). It also intends to create a wholly owned WODI LLC, which pays the Company to operate the business, such as administrative and contract management fees. Capital for WODI LLC is intended to be contributed by WODI QOZ Fund, designed to become a Qualified Opportunity Fund, in exchange for membership interests. The Company is also the General Partner of the fund, WODI Sponsorship LLC, (“WODIIS”), which is designed to earn a portion of prospective Fund distributions. The Company is currently selling and/or granting memberships in WODIS to accredited investors, while Regulation A+ investors receive common shares in the Company itself.

The WPD QPZ Fund is currently authorized to raise up to $100 million, which plans underway to increase this cap to $200 million to support expanded project demand.

QOZB Investment and Entity Relationships

Recent Trends

The water infrastructure industry is undergoing a shift toward decentralization, private capital participation, and ESG-aligned investment vehicles. The Company believes its pivot to a fintech funding model positions it to capitalize on these macro trends. While the wind-down of MWS has reduced engineering overhead, it also places greater emphasis on capital origination, fund deployment, and partnership development.

Trend Information

WODI expects future revenue to derive primarily from PWT operations, financing income, participation in public-private partnerships, and potential fee income tied to project origination. The infrastructure fund is expected to begin deploying capital in late 2025, with revenue generation contingent on asset placement and developer demand.

The Company is streamlining onboarding and structuring processes to reduce friction, shorten cycles, and support scalability.

Off-Balance Sheet Arrangements

As of June 30, 2025, we had no off-balance sheet arrangements.

Related Party Arrangements

See Note 7 to the financial statements for the six months ended June 30, 2025 for a full discussion of balances and transactions with OriginClear and other related parties.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, provides a framework for measuring it, and outlines related disclosure requirements. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 permits three valuation approaches—market, income, and cost—and classifies inputs into a three-level hierarchy. Level 1 refers to unadjusted quoted prices in active markets for identical assets or liabilities accessible at the measurement date. Level 2 includes observable inputs such as quoted prices for similar assets in active or inactive markets, or other inputs corroborated by market data. Level 3 involves unobservable inputs that are significant to the valuation and are based on internal assumptions.

The fair value of the Company’s financial instruments, which primarily consist of assets and liabilities with short-term maturities, approximates their carrying amounts as reported on the accompanying balance sheets.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for temporary differences between the financial statement and tax basis of assets and liabilities, as well as for net operating loss and tax credit carryforwards. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized

ASC 740 also addresses uncertain tax positions. Tax benefits are recognized only if it is more likely than not that the position will be sustained upon examination. The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024 and 2023, there were no unrecognized tax benefits and no accruals for interest or penalties. Management is not aware of any ongoing tax matters that would result in significant adjustments.

he United States is the Company’s only major tax jurisdiction. While the Company may be subject to review by federal and state tax authorities, no material changes to unrecognized tax benefits are expected within the next twelve months.

The Company complies with ASC 260, Earnings Per Share. Net income or loss is allocated between redeemable and non-redeemable common stock based on the weighted average number of shares outstanding. Undistributed loss is calculated as total net loss less any dividends paid. Any accretion to the redemption value of redeemable common stock is treated as a dividend to public stockholders.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 820); which enhances annual and interim segment disclosures. The Company adopted ASU 2023-07 for the year ended December 31, 2024. The Company has disclosed the title and role of the CODM, the nature of financial information reviewed by the CODM, and the basis for aggregating operating segments into a single reporting segment.

Transactions With Related Persons And Conflicts Of Interest

From time to time the Company may engage in transactions with related persons. Related persons are defined as any manager or officer of the Company; any person who is the beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons. Additionally, the Company will disclose here any transaction since the beginning of the issuer’s last fiscal year, or any currently proposed transaction, to which the issuer was or is to be a party and the amount involved exceeds five percent (5%) of the aggregate amount of capital raised by the issuer in reliance on section 4(a)(6), including the Target Offering Amount of this Offering, and the counter party is either (i) any manager or officer of the issuer; (ii) any person who is, as of the most recent practicable date but no earlier than 120 days prior to the date the offering statement or report is filed, the beneficial owner of twenty percent (20%) or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power; (iii) if the issuer was incorporated or organized within the past three years, any promoter of the issuer; or (iv) any member of the family of any of the foregoing persons, which includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. The term spousal equivalent means a cohabitant occupying a relationship generally equivalent to that of a spouse.

As of the date of this Memorandum, the Company has not conducted any transactions with any related persons.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The directors, officers, managers, and key persons of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past three (3) years.

The Company’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Ken Berenger	57	Chief Executive Officer and Co-Chairman of the Board of Directors

T. Riggs Eckelberry	73	Chairman of the Board of Directors

Corey Mertes	59	Chief Financial Officer

James Woloszyn	49	Chief Operating Officer

Jean-Louis Kindler	62	Director

Byron Elton	70	Director

T. Riggs Eckelberry - Chairman of the Board of Directors

Mr. Eckelberry has served as Chief Executive Officer, Chairman, Secretary, Treasurer, and President of the Company since its inception in June 2007. As a co-founder, he brings extensive experience in technology management and leadership to the Blue Technology sector.

From 2005 to 2006, as President and COO of CyberDefender Corporation, Mr. Eckelberry was instrumental in developing the Company’s product line, securing initial funding, and achieving a NASDAQ IPO. Between 2001 and 2005, he founded and led TechTransform, a technology consulting firm, where he contributed to the successful launch and turnaround of various technology companies.

In 2004, he was part of the team that commercialized YellowPages.com, culminating in its $100 million sale to SBC/BellSouth. In 2003, as General Manager of Panda Software’s U.S. unit, he established the Company as a significant player in the U.S. market. During the 1990s, Mr. Eckelberry played pivotal roles in the tech industry, contributing to the global success of the software product CleanSweep and overseeing the sale of MicroHouse Technologies to Earthweb as its Chief Operating Officer. He was also a key member of the team that facilitated the sale of venture-backed TriVida to a division of ValueClick (VCLK).

Earlier in his career, Mr. Eckelberry worked in the non-profit sector, earning a master’s license for oceangoing vessels.

As a veteran executive and one of the Company’s founders, Mr. Eckelberry’s extensive experience and strategic insights are invaluable to the board of directors.

Ken Berenger – Chief Executive Officer and Co-Chairman of the Board of Directors

Mr. Berenger is Co-creator of Water on Demand as the pioneering accelerator for the fast-growing treat-in-place water treatment industry. He co-founded the program in January 2022 and was recognized as a key architect of the decentralized water funding initiative. Mr. Berenger brings over 25 years of experience in banking, investment, corporate finance, and business development. Earlier in his career, he was a licensed securities representative with both NYSE and NASD firms, focusing on public listings for small and microcap companies. He has also held corporate officer roles in public companies, contributing to capital formation and business growth in sectors including FDA-approved technologies and traumatic brain injury treatment. In January 2022, Mr. Berenger was recognized as co-creator of the breakthrough water asset investment program, Water On Demand™, and received a promotion to Executive Vice President at OriginClear. He has over twenty-five years of experience in banking, investment, consulting, sales force training, and corporate finance. His experience ranges from public markets, private debt and equity to consumer debt counseling and resolution, and real estate financing—working extensively with distressed homeowners and legal professionals during the foreclosure crisis of 2008. Mr. Berenger recently earned an Emeritus Credential in Fintech Revolution: Transformative Financial Services and Strategies from the Wharton School of the University of Pennsylvania.

Cory Mertes – Chief Financial Officer

Cory Mertes is a seasoned financial executive with more than twenty years of leadership experience across the insurance, financial services, and mortgage banking industries. A former CPA and licensed securities and insurance professional, Cory has built a distinguished career leading organizations through periods of growth, transformation, and operational optimization. As CEO and CFO, Cory has successfully managed a company’s strategic direction, financial performance, and customer experience. Under his leadership, he has achieved consistent profitability and expanded market presence through data-driven decision-making and comprehensive financial analysis. He has also developed marketing strategies and improved workflow processes while cultivating a culture of accountability and excellence within his team.

James Woloszyn – Chief Operating Officer

Mr. James is an experienced operations executive with a track record of leading large-scale business transformations across multiple industries. He has held senior leadership roles at global corporations, including Boeing, HP, HPE and Northwestern Mutual, where he specialized in optimizing operations, implementing best practices, and driving financial and strategic growth.

Before joining Water on Demand in January 2025, James served as President and General Manager of Blackbird Vineyards, where he led a successful turnaround, improving profitability, increasing revenue, and restructuring activities for long-term stability. He also held the role of Vice President, HR Strategy, Finance, and Organizational Excellent at Northwestern Mutual, where he developed enterprise-wide strategies and operational frameworks to enhance efficient and performance.

James holds a Bachelor of Science degree in Genetics and Advanced Biology from the University of Witwatersand. He also completed studies in Business Administration at the Segal School of Business, Simon Fraser University from 20025 to 2008 and earned a Diploma in Management in Advanced Technology from Simon Fraser University in 2003.

Jean-Louis Kindler – Director

Mr. (“JL”) Kindler has served as our director since December 2013. As President of OriginClear Technologies, he led the commercialization of OriginClear’s breakthrough water treatment technology. Since 2019, he has been the CEO of Clean Energy Enterprises Inc., established to commercialize the Blue Tower biomass-to-hydrogen system he helped develop two decades ago in Japan. Mr. Kindler is a veteran of 25 years as both a top executive and engineer in environmental technologies. Before OriginClear, JL was co-founder and Chief Technology Officer of Ennesys, the Company’s French joint venture, where he designed its patent-pending waste-to-energy system. Earlier, as founding CEO of MHS Equipment, a French nanotechnologies equipment manufacturing firm (42 M€, 360 employees in 2008), he led the development of a breakthrough fuel cell process. And earlier still, his twenty-year career in Japan gave him unique insight into fast-growing Asian markets. There, as principal of technology incubator Pacific Junction, JL completed various assignments. These included technology sourcing for the French industrial group GEC-Altshom, building the first commercial unit of the Blue Tower (to which he has recently returned in its now-fourth generation), and market development for a fluid mixing technology that helped inspire early OriginClear inventions. Mr. Kindler holds a Master’s in Economics and Public Policy from the Institute of Political Science in Lyon, France, and an MBA in International Management in Paris. Mr. Kindler’s executive and management experience, and past involvement in the Company’s technology and operations, qualifies him to serve as a member of our board of directors.

Byron Elton – Director

Mr. Elton has served as our director since January 2014. Mr. Elton is an experienced media and marketing executive with a proven record in pioneering new business development strategies and building top-flight marketing organizations. Since June 2018, he has been President of Elton Enterprises, Inc., which is involved in the wellness, fitness and health sector. Elton is currently opening six StretchLab Studios in the Los Angeles and Seattle markets (stretchlab.com). He is a co-founder since June 2017 of Pardue Associates, operating monsho, a brand-centric, creative communications agency focused on delivering results. From 2013 to 2017, Mr. Elton was a partner of Clear Search, an executive search firm. Prior to that, from 2009 until 2013, Mr. Elton served as President and Chief Executive Officer of Carbon Sciences, Inc. (“Carbon Sciences”) (OTCBB: CABN) and has served as Chairman of Carbon Sciences since March 2009. Carbon Sciences is an early-stage company developing a technology to convert earth destroying carbon dioxide into a useful form that will not contribute to greenhouse gas. Mr. Elton previously served as Senior Vice President of Sales for Univision Online from 2007 to 2008. Mr. Elton also served for eight years as an executive at AOL Media Networks from 2000 to 2007, where his assignments included Regional Vice President of Sales for AOL and Senior Vice President of E-Commerce for AOL Canada. His broadcast media experience includes leading the ABC affiliate in Santa Barbara, California in 1995 to 2000 and the CBS affiliate in Monterrey, California, from 1998 to 1999, in addition to serving as President of the Alaskan Television Network from 1995 to 1999. Mr. Elton studied Advertising and Marketing Communications at Brigham Young University. Mr. Elton’s executive and management experience qualifies him to serve as a member of our board of directors.

Indemnification

Indemnification is authorized by the Company to managers, officers or controlling persons acting in their professional capacity pursuant to Texas law. Indemnification includes expenses such as attorney’s fees and, in certain circumstances, judgments, fines and settlement amounts actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person, except in certain circumstances where a person is adjudged to be guilty of gross negligence or willful misconduct, unless a court of competent jurisdiction determines that such indemnification is fair and reasonable under the circumstances.

Employees

The Company currently has 25 employees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Unless the context otherwise requires, any reference in this section of this Offering Circular to the “Company” “we,” “us” or “our” refers to Water on Demand, Inc. As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” and “smaller reporting companies” as such terms are defined in the Securities Act and the Exchange Act, and the rules promulgated thereunder.

To achieve the Company’s goals, the Company has designed its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving the Company’s goals. The Company believes its compensation program should promote the success of the Company and align executive incentives with the long-term interests of its stockholders. The Company’s current compensation arrangements consist principally of a base salary, an annual cash incentive bonus and equity compensation, as described below.

The Company’s Board has historically determined the compensation of WODI’s executive officers. For the years ended December 31, 2023 and 2024, WODI’s named executive officers were T. Riggs Eckelberry, Chief Executive Officer and Prasad Tate, Chief Financial Officer.

This section provides an overview of WODI’s executive compensation arrangements with its executive officers, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This section may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table presents information regarding the compensation paid by OriginClear, Inc. on behalf of WODI, to T. Riggs Eckelberry, Chief Executive Officer and Prasad Tare, Chief Financial Officer, during the fiscal years ended December 31, 2023 and 2024. We refer to these individuals as our “named executive officers.”

		Salary	Bonus	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
T. Riggs Eckelberry,	2024	420,000	0	-	-	0	420,000
Chairman of the Board, Secretary & Treasurer, President and CEO	2023	370,000	50,000	-	-	3,000	420,000

Prasad Tare,	2024	180,000	0	-	-	0	180,000
Chief Financial Officer	2023	180,000	18,750	-	-	3,000	201,750

Outstanding Equity Awards at December 31, 2024

There were no stock options outstanding as of December 31, 2024.

Employment Agreements

WODI currently does not have an employment agreement with either of its named executive officers.

Employee Benefit Plans

In addition to the WODI Equity Incentive Plan, WODI also has a company health plan for its employees.

Compensation of Directors

Currently, WODI does not provide monetary compensation to its directors for their service on the board of directors. As of December 31, 2024, the directors have been granted an aggregate of 1,126,308 restricted stock awards. In the future, the Company may consider adopting a non-employee director compensation program, which could include an annual cash retainer, meeting fees, and/or additional equity-based awards.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table sets out, as of the date of this Offering Circular, the voting securities of the Company that are beneficially owned by the executive officers and sole director, and other persons holding more than 10% of any class of the Company’s voting securities, or having the right to acquire those securities.

			Percentage of
	Shares		Shares
	Beneficially		Beneficially
	Owned(2)		Owned(3)
Name of Beneficial Owner
Directors and Named Executive Officers (1):
T. Riggs Eckelberry	2,600,000	(4)	5.15%
Kenneth Berenger	2,150,000	(4)	4.26%
Prasad Tare	450,000	(4)	0.89%
Jean-Louis Kindler	108,769	(4)	0.21%
Byron Elton	108,769	(4)	0.21%
5% Holders
OriginClear, Inc.	12,171,067		24.12%

(1)	The address for each of the officers and directors is 600 Cleveland St, Suite 307 Clearwater FL 33755
(2)	Indirect ownership through OriginClear, Inc., which owns 12,171,067 shares of Common Stock.
(3)	Based upon 50,460,588 shares on a fully diluted basis (including stock grants and warrants)
(4)	Includes current holdings plus shares to be issued upon vesting of restricted stock grants.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than grants of stock options, we have not entered into any transactions in which the management or related persons have an interest outside of the ordinary course of our operations.

SECURITIES BEING OFFERED

General

The Company is offering up to 30,000,000 Units. Each Unit consists of 1 share of Common Stock and 2 Warrants.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Water On Demand’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Water On Demand’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws and to the applicable provisions of Texas law.

At the date of this Offering Circular, Water On Demand’s authorized capital stock consists of

●	400,000,000 shares of Common Stock, $0.0001 par value per share,

●	100,000,000 shares of Preferred Stock, $0.0001 par value per share, of which

10,000,000 shares are designated as Series A Preferred Stock

1,000,000 shares are designated as Series B Preferred Stock; and

1,000 shares are designated as Series C Preferred Stock.

At the date of this Offering Circular, the issued and outstanding shares of the Company are as follows:

●	22,769,502 shares of Common Stock;

●	14,688,282 shares of Series A Preferred Stock

●	0 shares of Series B Preferred Stock.

●	1,000 shares of Series C Preferred Stock

Common Stock

We have one class of common stock. The Series A Preferred Stock currently outstanding are convertible into shares of Common Stock., The Series C Preferred Stock (“Super Voting Preferred Stock”) are not convertible into shares of Common Stock.

Voting Rights

Holders of our Common Stock are entitled to vote on any matter that is submitted to a vote of our stockholders. Holders of Common Stock are entitled to one vote per share. Holders of shares of Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Nevada law or our certificate of incorporation.

Our board of directors currently consists of four members and we have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividend Rights

Holders of the Company’s common stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the Company’s Preferred Stock, as detailed in the Company’s amended and restated certificate of incorporation. Following payment of dividends to the holders of Preferred Stock in accordance with the preferential order set out in the amended and restated certificate of incorporation, and any certificate of designation, any additional dividends set aside or paid in a given year, shall be set aside and paid among the holders of the Preferred Stock and common stock on an as-converted basis. The rights to dividends are not cumulative. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company and only after the satisfaction of any liquidation preferences granted to the holders of all shares of the outstanding Preferred Stock in accordance with the liquidation stack provided for in the amended and restated certificate of incorporation of the Company.

Rights and Preferences

Holders of the Company’s common stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s common stock.

Preferred Stock

The Company has authorized the issuance of two series of Preferred Stock. The series are designated Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the “Preferred Stock”).

Dividend Rights

The classes Preferred Stock holders are not entitled to receive dividends.

No Distributions shall be made with respect to the Series C Preferred Stock.

No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated in the applicable certificates of designations and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders.

The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Except as set forth, shares of Series A Preferred Stock are convertible into fully-paid nonassessable shares of the Company’s Common Stock at the then-applicable conversion rate as set forth in the applicable Certificate of Designation.

In accordance with the Second Amended Certificate of Formation, each share of Series A Preferred Shares or Series B Preferred Shares shall be convertible, at any time and from time to time from and after the original issue date at the option of the Holder thereof, into that number of shares of common stock determined in accordance with the conversion ratio.

The conversion ratio for the Series A Preferred Shares and the Series B Preferred Shares shall be based upon the original issue price as set forth in the Company’s Second Amended and Restated Certificate of Formation.

The Securities of Series C Preferred Shares are not convertible into shares of common stock.

Additionally, each share of Series A Preferred Stock will automatically convert into Common Stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act. The stock will convert in the same manner as a voluntary conversion.

Voting Rights

The holders of the Series A and B Preferred Stock have voting rights on an as converted basis. The holders of the Series C Shares (“Holders”) shall vote with the holders of the common shares on an as converted basis and shall have voting rights equal to 20 times the sum of: i) the total number of shares of Common stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of all Series of Preferred stocks which are issued and outstanding at the time of voting.

Preemptive Rights

The Preferred Stock does not have any pre-emptive rights.

Right to Receive Liquidation Distributions

In the event of a Liquidation Event, the holders of the Preferred Stock shall not be entitled to any liquidation preference but shall participate, pro-rata, in any distribution of the assets of the Company together with the holders Common Stock in a manner as if all shares of the applicable series of Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event.

Conversion Rights

The Series A and B Shares are convertible into shares of common stock. Series C and are not convertible into shares of Common Stock.

PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to 9,500,000 Units, as described in this Offering Circular, up to 950,000 Bonus Shares and 19,000,000 shares issued in connection with the exercise of Warrants. People who desire information about the offering may find it at www.manhattanstreetcapital.com/wodi. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

The Company has engaged FundAthena, Inc. dba Manhattan Street Capital (“Manhattan Street Capital” or “MSC”) to act as an advisor. No broker dealer, placement agent or underwriter has been engaged.

Commissions and Discounts

The following table shows the total discounts and commissions paid in connection with this offering by the Company, assuming all Units are sold and warrants are exercised:

	Per Unit	Total
Public offering price	$2.50	$73,625,000	(1)

Commissions(2)	$-	$-

Proceeds, before offering expenses	$2.50	$73,625,000

(1)	Proceeds from sale of Units and exercise of Warrants.
(2)	No commissions will be paid on the sale of the Units, the issuance of the Bonus Shares or the exercise of the Warrants.

The Online Platform

We have engaged Manhattan Street Capital to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. Manhattan Street Capital will contract the services of third parties; Enterprise Bank and Stripe; for the purpose of payment processing and storage of confidential investor data. The following administrative and technology related functions that Manhattan Street Capital will perform are listed below:

●	Accept investor data from potential investors on our behalf;

●	Reject investors that do not pass anti-money laundering (“AML”) or that do not provide the required information;

●	Process subscription agreements and reject investors that do not complete subscription agreements;

●	Reject investments from potential investors who do not meet requirements for permitted investment limits for investors pursuant to Regulation A, Tier 2;

●	Reject investments from potential investors with inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

●	Receive and transmit investor data to Enterprise Bank to store investor details and data confidentially and not disclose to any third party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML).

We will pay Manhattan Street Capital for its services in hosting the Offering of the shares on its online platform. Further, we have entered into an Engagement Agreement with Manhattan Street Capital (the “Engagement Agreement”) which includes consulting services and technology services. We will pay Manhattan Street Capital the following:

●	A project management retainer fee: $9,000 paid monthly in advance for 12-months, and 108,000 cashless exercise warrants exercisable at the lowest price at which securities will be sold in the Offering.

●	A listing fee of $4,500 per month while the Offering is live for investment or reservations, and the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

●	Manhattan Street Capital technology administrative and service fee: $25.00 per investment in the Offering, plus the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

●	AML (anti-money laundering) fee of $5 per investor or $15 per trust or company.

●	All fees are due to Manhattan Street Capital regardless of whether investors are rejected after AML checks or the success of the Offering.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Payments are processed by the Escrow Agents named below and upon each closing, funds will be deposited immediately available to us at our nominated account. If a subscription is rejected, funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, we will send confirmation of such acceptance to the subscriber.

Manhattan Street Capital has not investigated the desirability or advisability of investment in the shares nor approved, endorsed, or passed upon the merits of purchasing the Shares. Manhattan Street Capital is not participating as an underwriter and under no circumstance will it solicit any investment in us, recommend our securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Manhattan Street Capital is not distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Based upon Manhattan Street Capital’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on Manhattan Street Capital’s involvement in this offering as any basis for a belief that it has done extensive due diligence. Manhattan Street Capital does not expressly or impliedly affirm the completeness or accuracy of our Form 1-A and/or Offering Circular presented to investors by us. All inquiries regarding this offering should be made directly to us.

Electronic Offer, Sale and Distribution of Our Shares

The final offering circular and subscription agreement will be furnished to prospective investors and will be available for viewing and download 24 hours per day, seven days per week through the MSC online platform located at www.manhattanstreetcapital.com/wodi (the “MSC Platform” or the “Platform”) operated by MSC.

There is no minimum amount of this offering before it becomes effective other than the minimum investment requirement of $500 for standalone investments and $150 for subscription-based investments. The duration of the offering is until the earlier of (1) the sale of the maximum number of Units offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our board of directors. We will have immediate access to the proceeds of the offering as soon as the shares are issued.

Bonus Program

Certain investors purchasing Primary Units are eligible to receive (without charge) additional shares of common stock (“Bonus Shares”) equal to 10% of the number of shares received as part of the purchased Primary Units, depending upon the amount invested by such investors.  Investors which invest more than $10,000 will receive a number of shares (without charge) equal 10% of the number of shares received as part of their purchased Primary Units and will pay an effective price of approximately $0.25 per share received, a discount of 10%.  For example, an investor which invests $20,000 in the offering will receive an additional 800 shares of common stock for a total of 8,800 shares (8,000 shares as part of the Primary Units plus 800 Bonus Shares).  The issuance of the Bonus Shares will have a maximum potential dilutive effect of 10%.  The Company will absorb the cost of the issuance of the Bonus Shares. To the extent issued, the Bonus Shares will reduce the proceeds that the Company will receive.

Warrants

Each Unit will include a warrant (“Warrant”) to purchase two (2) Common Share.  The Warrants have a 12-month term, are exercisable at a price equal to $2.50, which is 100% of the of the public offering price, and do not contain a cashless exercise provision. The Warrants are being qualified under the offering statement of which this offering circular is a part.  The exercise price and number of shares issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrant exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the Warrant exercise price. Warrants will not be issued for Bonus Shares.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Securities. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire or ACH only, or credit and debit cards, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. Upon closing, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $500 or 200 Units.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The Company has entered into an Escrow Services Agreement with Enterprise Bank (the “Escrow Agent”). Investor funds will be held by the Escrow Agent pending closing or termination of the offering.  All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The Company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

There is no underwriter or placement agent or sales agent of this offering and no third party will solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of technology should not be interpreted and is not intended as an endorsement or recommendation by it of the Company or this offering. All inquiries regarding this offering or escrow should be made directly to the Company.

In the event that the Company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

In the event that it takes some time for the Company to raise funds in this offering, the Company will rely on income from sales and funds raised in any offerings of debt or equity securities from accredited investors.

Provisions of Note in Our Subscription Agreement

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws.  By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Texas, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are required to make annual and semi-annual filings with the Commission. We will make annual report filings on Form 1-K within 120 days after the end of the fiscal year. The annual report will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28th each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

Item 7. Financial Statements

WATER ON DEMAND, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Water on Demand, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Water on Demand, Inc. (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered a net loss from operations and used cash in operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and (i) relates to accounts or disclosures that are material to the financial statements and (ii) involved especially challenging, subjective, or complex auditor judgment. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition

As discussed in Note 7 to the consolidated financial statements, the Company recognizes revenue from contracts with customers in accordance with ASC 606. A significant portion of revenue is derived from equipment contracts with multiple performance obligations, including design, fabrication, and installation services. Revenue is recognized over time as performance obligations are satisfied, based on progress towards completion.

Auditing management’s evaluation of agreements with customers involves significant judgment, given the fact that some agreements require management’s evaluation and allocation of the standalone transaction prices to the performance obligations.

To evaluate the appropriateness and accuracy of the assessment by management, we evaluated management’s assessment in relationship to the relevant agreements.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2020.

The Woodlands, TX

April 22, 2025

WATER ON DEMAND, INC.

CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$386,255	$374,191
Contracts receivable, net allowance	2,503,416	1,509,504
Contract assets	1,246,080	455,102
TOTAL CURRENT ASSETS	4,135,751	2,338,797

NET PROPERTY AND EQUIPMENT	53,393	3,370

OTHER ASSETS
Security deposit	19,051	-
Right of use assets, net	580,393	-
SPAC Class B common shares purchase cost	-	400,000

TOTAL OTHER ASSETS	599,444	400,000

TOTAL ASSETS	$4,788,588	$2,742,167
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and other payable	$1,512,713	$1,335,210
Accrued expenses	3,520,899	1,103,158
Contract liabilities	4,111,797	1,346,366
Lease Liability	96,113	-
Tax liability 83(b)	13,600	13,600
Customer deposit	-	143,503
Warranty reserve	50,000	20,000
Line of credit	-	178,808
Due to related party	706,736	864,528
Loan payable, merchant cash advance	-	110,695
Convertible secured promissory note	21,363,639	16,729,089

Total Current Liabilities	31,375,497	21,844,957

Long Term Liabilities
Lease liability, non current	501,123	-
Total Long Term Liabilities	501,123	-

Total Liabilities	31,876,620	21,844,957

SHAREHOLDERS’ DEFICIT
Common stock	1,467	1,340
Additional paid in capital - Common stock	3,048,881	985,278
Accumulated deficit	(30,138,380)	(20,089,408)

TOTAL SHAREHOLDERS’ DEFICIT	(27,088,032)	(19,102,790)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$4,788,588	$2,742,167

The accompanying notes are an integral part of these consolidated financial statements

Water on Demand, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Audited)

	Twelve Months Ended
	December 31,
	2024	2023
Revenue	$5,532,112	$6,681,886
Cost of goods sold	4,542,998	6,055,365
Gross profit	989,114	626,521
Operating expenses
Selling and marketing expenses	333,605	182,048
General and administrative expenses	1,761,269	1,665,745
Total operating expenses	2,094,874	1,847,793
Loss from Operations	(1,105,760)	(1,221,272)

OTHER INCOME (EXPENSE)
Other income	355,975	127,448
Impairment of receivable from SPAC	(2,350,366)	(3,979,985)
Preferred stock incentive compensation	-	(576,618)
Conversion and settlement value added to note purchase agreements	(1,866,849)	(8,108,589)
Interest expense	(2,210,394)	(1,172,460)
Loss on sale of asset	(168)	-
Loss upon deconsolidation	(2,871,410)	(4,631,049)
TOTAL OTHER EXPENSE	(8,943,212)	(18,341,253)
NET LOSS	(10,048,972)	$(19,562,525)
BASIC AND DILUTED, per share	(0.74)	(1.86)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	13,559,078	10,516,531

The accompanying notes are an integral part of these consolidated financial statements

WATER ON DEMAND INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(Audited)

	Preferred stock		Common stock			Accumulated
	Shares	Amount	Shares	Amount	APIC	Deficit	Total
Balance at December 31, 2022	1,001,475	$-	5,779,638	$578	$85,857	$(588,318)	$(501,883)
Rounding		100					100
Common shares issued for Transfer of MWS assets/IP to WODI	-	-	6,000,000	600	(600)	-	-
Issuance of Series A and B Preferred stock granted to Series Y investors at fair value	545,191	54	-	-	576,563	-	576,617
Issuance of common shares for Reg A for cash	-	-	12,000	1	59,999	-	60,000
Cancellation of Reg A common and Series A and B Preferred shares	(1,546,666)	(154)	(12,000)	-	(113)	-	(267)
Common shares converted to PWT common due to Merger	-	-	(11,779,638)	(1,179)	(60,088)	61,435	168
Common shares issued to OriginClear Inc. due to Merger			12,171,067	1,217	(1,217)		-
Common shares issued to Reg A shareholders due to Merger			25,112	3	(3)		-
Common shares issued to Series A and Series B Preferred Stockholders due to Merger			1,203,038	120	(120)		-
Issuance of warrants					325,000		325,000
Net loss	-	-	-	-	-	(19,562,525)	(19,562,525)
Balance at December 31, 2023	-	$-	13,399,217	$1,340	$985,278	$(20,089,408)	$(19,102,790)

	Preferred stock		Common stock			Accumulated
	Shares	Amount	Shares	Amount	APIC	Deficit	Total
Balance at December 31, 2023	-	$-	13,399,217	$1,340	$985,278	$(20,089,408)	$(19,102,790)
Common stock issued through a Reg D to investors for cash			1,271,934	127	1,262,373		1,262,500
Issuance of warrants					801,230		801,230
Net loss						(10,048,972)	(10,048,972)
Balance at December 31, 2024	-	$-	14,671,151	$1,467	$3,048,881	$(30,138,380)	$(27,088,032)

The accompanying notes are an integral part of these consolidated financial statements

WATER ON DEMAND INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

	Twelve Months Ended
	December 31,	December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$(10,048,972)	$(19,562,525)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	55,113	4,016
Preferred stock incentive compensation expense	-	576,618
Debt discount recognized as interest expense	-	59,900
Impairment of receivable from SPAC	2,350,366	3,979,985
Loss on conversion and settlement value of notes	1,866,849	8,108,589
Impairment of SPAC common stock	400,000	-
Loss upon deconsolidation	2,871,410	4,631,049
Change in Assets (Increase) Decrease in:
Contracts receivable	(993,912)	969,619
Contract asset	(790,978)	1,024,389
Right of use asset	46,681	-
Security deposit	(19,051)	-
Loan receivable, related party	(2,976,545)	(3,353,351)
Change in Liabilities Increase (Decrease) in:
Accounts payable	177,502	(1,658,379)
Lease Liability	(29,838)	-
Accrued interest on convertible promissory notes	1,973,308	1,032,123
Accrued expenses	444,433	28,517
Customer Deposit	(143,503)	-
Warranty Reserve	30,000	-
Tax liability 83(b)	-	(2,000)
Loan payable, related party	(157,792)	-
Contract liabilities	2,765,431	413,908
NET CASH USED IN OPERATING ACTIVITIES	(2,179,498)	(3,747,544)

CASH FLOWS USED FROM INVESTING ACTIVITIES:
Purchase of SPAC notes payable	(2,350,366)	(3,979,985)

NET CASH USED IN INVESTING ACTIVITIES	(2,350,366)	(3,979,985)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	-	345,875
Payments on line of credit	(178,808)	(167,067)
Proceeds from loans, merchant cash advance	-	90,000
Payments on loans, merchant cash advance	(110,695)	(39,205)
Proceeds from convertible notes	2,767,701	6,923,000
Proceeds from issuance of common stock	-	60,000
Common stock issued for Reg D cash	1,262,500	-
Proceeds from issuance of warrants	801,230	325,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,541,928	7,537,603

NET INCREASE (DECREASE) IN CASH	12,064	(189,927)
CASH BEGINNING OF YEAR	374,191	564,118
CASH END OF YEAR	$386,255	$374,191

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest and dividends paid	$85,120	$50,437
Taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON CASH TRANSACTIONS
Issuance of common stock to WODI shareholders	$-	$61,435
Redemptions of preferred stock for promissory notes	$-	$350,000
Adoption of ASC 842	627,074	-

The accompanying notes are an integral part of these consolidated financial statements

WATER ON DEMAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024, AND 2023

(Audited)

1.	Organization and line of business

Organization

WODI was incorporated in Nevada on April 22, 2022, as a subsidiary of OriginClear, Inc. WODI is developing an outsourced water treatment business, Water On Demand (“WOD”), which offers businesses water treatment services on a per-gallon basis through a Design-Build-Own-Operate (“DBOO”) model. The Company collaborates with regional water service providers to finance, build, and operate water treatment systems.

On November 16, 2022, WODI filed a Form 1-A Offering Circular under Regulation A to allow direct investment in the Company, with a minimum investment of $500. In December 2022, WODI acquired 100% membership interest in Fortune Rise Sponsor, LLC, the sponsor of Fortune Rise Acquisition Corporation (“FRLA”), a blank-check company, for $1,137,267. This acquisition included 2,343,750 shares of Class B common stock in FRLA, which can convert to Class A shares.

In January 2023, WODI signed a non-binding Letter of Intent (“LOI”) with FRLA for a potential business combination. The agreement was updated in September 2023 to designate the newly merged WODI/PWT entity as the acquisition target. On October 24, 2023, WODI and FRLA entered into a definitive Business Combination Agreement (“BCA”). To support the combination process, WODI funded extensions of FRLA’s merger timeline to November 5, 2024.

In April 2023, WODI acquired MWS business in exchange for 6,000,000 shares of WODI common stock. The transaction included licenses, intellectual property, and contracts and was recorded as a common control reorganization.

In September 2023, WODI merged with Progressive Water Treatment, Inc. (“PWT”), which became the surviving entity and was renamed Water On Demand, Inc. This merger was also treated as a common control transaction and recorded at historical cost.

On December 12, 2024, FRLA and WODI terminated the BCA.

WODI now comprises three operating units: MWS, PWT, and WOD. MWS focuses on prefabricated water treatment solutions, PWT provides custom-engineered water systems, and WOD is a development-stage business implementing the DBOO model. The Parent Company continues to provide management support and services to WODI while initiating acquisition discussions to enhance enterprise value.

Basis of presentation

The accompanying consolidated financial statements of WODI have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of WODI and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

WODI is a wholly owned subsidiary of OCLN. These financial statements reflect only the financial position, results of operations, and cash flows of WODI and its subsidiaries. All expenses presented are directly incurred by WODI or its subsidiaries; no allocations from the Parent Company are included

For additional context regarding the consolidated operations of the Parent Company, refer to OCLN’s FORM 10-K for the year ended December 31, 2024.

Line of business

With the support of its Parent Company, WODI is developing WOD, an outsourced water treatment business offering private businesses the ability to pay for water treatment and purification services on a per-gallon basis. This approach, known as DBOO, involves collaborating with regional water service companies to finance, build, and operate water treatment systems.

As WOD remains in early-stage development, the Parent Company combined its MWS division and its wholly owned subsidiary, PWT, into WODI. Due to its established operating history, PWT became the primary corporate entity and was renamed Water On Demand, Inc. The Parent Company’s in-house business unit, MWS, was also absorbed into PWT.

Currently, WODI operates as a consolidated entity with three divisions: MWS, PWT, and WOD, the latter of which is a development-stage business. The Parent Company continues to support WODI’s initiatives by providing management services.

Going concern

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if WODI is unable to continue as a going concern. These factors, among others, raise substantial doubt about WODI’s ability to continue as a going concern. Our independent auditors, in their report on the Parent Company’s audited financial statements for the years ended December 31, 2024, and 2023 expressed substantial doubt about our ability to continue as a going concern.

The ability of WODI to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, achieving a level of profitable operations and receiving additional cash infusions. During the periods ended December 31, 2024, and 2023, WODI obtained funds from the issuance of convertible note agreements. Management believes this funding will continue from its’ current investors and from new investors. Management believes the existing shareholders and prospective new investors will provide the additional cash needed to meet WODI’s obligations as they become due and will allow the development of its core business operations. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to WODI. Even if WODI is able to obtain additional financing, it may contain restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in case of equity financing.

2.	Summary of significant accounting policies

This summary of significant accounting policies is presented to assist in understanding WODI’s financial statements. The financial statements and accompanying notes are the responsibility of WODI’s management, which is responsible for their integrity and objectivity. These accounting policies conform to GAAP and have been consistently applied in the preparation of the financial statements.

Principles of consolidation

The consolidated financial statements include the accounts of WODI and its wholly owned subsidiaries, including PWT and MWS. All intercompany balances and transactions have been eliminated in consolidation.

WODI is a wholly owned subsidiary of OCLN and is included in the consolidated financial statements of OCLN. These financial statements reflect only the consolidated operations of WODI and its subsidiaries for the years ended December 31, 2024 and 2023, and have been prepared in accordance with Accounting Standards Codification (ASC) 810, Consolidation.

Cash and cash equivalents

WODI considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as the disclosure of contingent assets and liabilities. Significant estimates include impairment and valuation of long-lived assets, revenue recognition on percentage-of-completion contracts, allowances for uncollectible accounts, warranty reserves, inventory valuation, derivative liabilities and conversion features, fair value of investments, non-cash stock issuances, and valuation allowances on deferred tax assets. These estimates are based on historical data and reasonable assumptions. Actual results may differ under different conditions.

Net earnings (loss) per share

Basic loss per share is calculated by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is calculated similarly but includes the effect of potentially dilutive securities, such as stock options, warrants, and convertible instruments, if their inclusion would be dilutive.

For the years ended December 31, 2024, and 2023, WODI’s diluted loss per share equals basic loss per share because the inclusion of potential common shares would have been anti-dilutive.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of the promised goods or services is transferred to the customer, which occurs either at a point in time or over time, depending on the nature of the performance obligations in the contract. For product sales, revenue is recognized at the time of shipment, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. For construction contracts, revenues and related costs are recognized as performance obligations are satisfied over time. Under ASC 606, revenue and associated profit are recognized as the customer obtains control of the goods and services promised in the contract.

All project specific costs, including project management and supervisory labor, are included in contract costs. All un-allocable indirect costs and corporate general and administrative expenses, such as accounting and finance support, are not allocable to individual contracts and are instead charged to operations as incurred. If a loss on a contract is anticipated, it is recognized immediately in the period when the loss is determined. Revisions to cost and profit estimates during the course of a contract are reflected in the accounting period in which the facts supporting such revisions become known. These adjustments may arise from changes in job performance, job conditions, estimated profitability, contract penalty provisions, or final contract settlements.

Contract receivables are recorded for amounts currently due based on progress billings, as well as retention amounts collectible upon completion of the contract. Accounts payable to material suppliers and subcontractors are recorded for amounts currently due based on work completed or materials received, including retention amounts payable upon contract completion. General and administrative expenses are charged to operations as incurred and are not allocated to contract costs.

Contract receivables

The Company bills customers progressively based on milestones or stages of completion in accordance with the terms of its contracts. Credit is extended to customers following a financial evaluation, and collateral is not typically required.

The Company evaluates contract receivables monthly and maintains an allowance for doubtful accounts based on a combination of factors, including the age of receivables, customer creditworthiness, historical collection experience, and specific collection risks. An allowance is recorded when management determines that collection of the full amount is unlikely.

As of December 31, 2024 and 2023, the allowance for doubtful accounts was $0 and $379,335, respectively. The net contract receivable balance was $2,503,416 as of December 31, 2024, and $1,509,504 as of December 31, 2023.

Indefinite lived intangibles and goodwill assets

WODI accounts for business combinations under the acquisition method in accordance with ASC 805, Business Combinations. The total purchase price is allocated to the acquired tangible and identifiable intangible assets and assumed liabilities based on their estimated fair values at the acquisition date. Adjustments to these allocations may occur within one year of the acquisition date as additional information becomes available regarding asset valuations, assumed liabilities, and other estimates. Any excess purchase price over the fair value of net assets acquired is recorded as goodwill.

WODI tests indefinite-lived intangibles and goodwill for impairment annually in the fourth quarter or more frequently if events or circumstances indicate potential impairment. A qualitative assessment was performed as of December 31, 2024, and 2023, and no impairment of indefinite-lived intangibles or goodwill was identified.

Promissory notes

WODI and its Parent Company, OCLN, provided funding to FRLA, a SPAC, to cover operating and extension expenses during 2023. In exchange, WODI received unsecured, non-interest-bearing promissory notes (the “SPAC Notes”) totaling $4,029,985 as of December 31, 2024.

The SPAC Notes were payable, subject to the waiver of FRLA trust provisions, upon the earlier of (i) the consummation of FRLA’s initial business combination or (ii) FRLA’s liquidation. FRLA had the right to prepay the notes at any time.

During the year ended December 31, 2024, WODI recorded an impairment charge of $2,350,366 related to the SPAC Notes, in addition to the $3,979,985 impairment recorded in 2023. As of December 31, 2024, the full value of the SPAC Notes has been impaired, and no amount is reflected as an asset on the consolidated balance sheet.

Impairment of receivable

WODI and its Parent Company advanced funds totaling $4,029,985 to FRLA in 2023, which were recorded as unsecured, non-interest-bearing promissory notes. These amounts were recorded as receivables on the consolidated balance sheet as of December 31, 2023.

During the years ended December 31, 2023 and 2024, WODI recorded impairment charges of $1,679,619 and $2,350,366, respectively, reflecting management’s conclusion that it was probable the amounts would not be recovered. The full value of the receivable has been impaired due to uncertainty regarding FRLA’s ability to repay the amounts advanced, including its announcement of intent to liquidate following the termination of the proposed business combination with WODI in December 2024.

As of December 31, 2024, the balance of SPAC-related receivable is fully impaired and on value is reflected on the consolidated balance sheet.

Impairment analysis for Class B Common Founder Shares at December 31, 2024 and 2023

As of December 31, 2024, WODI had advanced a total of $4,029,985 to FRLA to fund operating and extension expenses, in exchange for unsecured, non-interest-bearing promissory notes. On December 12, 2024, WODI and FRLA mutually agreed to terminate their Business Combination Agreement due to ongoing delays in the registration process. Following this termination, FRLA announced its intent to liquidate. As a result, WODI determined that recovery of the remaining SPAC notes was no longer probable and recorded a further impairment expense of $2,350,366, which is reflected in Impairment of receivable from SPAC in the consolidated statement of operations for the year ended December 31, 2024. The remaining balance had previously been impaired in 2023.

Separately, WODI recorded an investment in Class B Sponsor Founder Shares of FRLA totaling $400,000 as of December 31, 2023, classified within Other assets. Due to FRLA’s announced liquidation and the resulting lack of recoverable value, WODI recognized a full impairment of the Class B Shares during 2024, which is reflected in the consolidated statements of cash flows under Impairment of common stock.

An independent valuation firm engaged by the Parent Company evaluated the fair value of the Class B Sponsor Founder Shares of FRLA as of December 31, 2023. Based on the valuation procedures performed, including Monte Carlo simulation modeling and analysis of potential outcomes and transfer restrictions, the firm concluded that the Class B Sponsor Founder Shares were not impaired as of either valuation date.

Recording of membership interest

As of December 31, 2023, WODI recorded the purchase of Class B Sponsor Founder Shares of FRLA at a cost of $400,000. This amount was recorded at the lower of cost or market value and reported as other assets on the consolidated balance sheet.

During the year ended December 31, 2024, the business combination agreement between WODI and FRLA was mutually terminated, and FRLA subsequently announced its intention to liquidate. As a result, WODI determined that the Class B Founder Shares no longer held any recoverable value and recorded a full impairment of $400,000. The investment is no longer reflected on the balance sheet as of December 31, 2024.

Segment reporting

WODI has identified its operating units based on the internal organizational structure used by the Chief Operating Decision Maker (CODM) to allocate resources and assess performance. The Company operates through three internal divisions: MWS, which designs, manufactures, and installs water treatment systems; PWT, which delivers custom-engineered solutions for industrial and municipal clients; and WOD, a development-stage division focused on providing decentralized water treatment services under a DBOO model.

Although these divisions have distinct operational focuses, they share similar economic characteristics, products, services, and customer bases. The CODM, who is the Company’s Chief Executive Officer, reviews financial information on a consolidated basis when making operating decisions. Accordingly, WODI has determined that it operates as a single reportable segment in accordance with ASC 280, Segment Reporting

Recently issued accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 820); which enhances annual and interim segment disclosures. The Company adopted ASU 2023-07 for the year ended December 31, 2024. The Company has disclosed the title and role of the CODM, the nature of financial information reviewed by the CODM, and the basis for aggregating operating segments into a single reporting segment.

3.	Leases

The Company leases a production facility at 5225 W Houston Sherman, Texas, under a non-cancelable operating lease classified in accordance with ASC 842, Leases. The lease commenced on July 1, 2024, with a 61-month term. Under a Triple Net (NNN) arrangement, the Company is responsible for property taxes, insurance and maintenance costs.

Right-of-Use (ROU) Asset and Lease Liability

At lease commencement, the Company recorded a ROU asset and corresponding lease liability, both measured at the present value of lease payments over the lease term, discounted at an incremental borrowing rate of 11.84%.

The ROU asset is amortized on a straight-line basis over the lease term, while the lease liability is reduced using the effective interest method, with each lease payment allocated between interest expense and principal reduction.

Lease balances as of December 31, 2024

The components of lease-related assets and liabilities as of December 31, 2024:

Description	Amount
Right of Use Asset, net	$580,393
Lease liability - current portion	96,113
Lease liability - non-current portion	501,123
Total lease liability	$597,236

Lease Expense

For the year ended December 31, 2024, the Company recognized lease-related expenses in COGS, as the leased facility is directly related to production:

●	Amortization of ROU Asset $46,681

●	Interest expense on Lease Liability $36,724

Future Minimum Lease Payments

Future minimum lease payments as of December 31, 2024, are as follows:

Period	Amount
Year 1	$161,791
Year 2	166,602
Year 3	171,465
Year 4	176,666
Year 5 and thereafter	104,867
Total Lease Payments	$781,391
Less: Present Value Discount	(184,155)
Total Lease Liability	$597,236

Other Lease Disclosures

The Company has no significant options to extend or terminate the lease beyond its contractual terms. The lease agreement does not include any purchase options or residual value guarantees.

4.	Equity

Preferred Stock

On April 22, 2022, WODI authorized 50,000,000 shares of preferred stock with a par value of $0.0001 per share. On October 13, 2022, the Company designated 1,000,000 shares as Series A Preferred Stock, which were reserved for issuance to holders of the Parent Company’s Series Y preferred stock on a 500:1 basis.

The Series A Preferred Stock did not carry voting rights or dividend preferences and was convertible into common stock at a 50:1 ratio or such other ratio as determined by the Board of Directors. Conversion was subject to a dilution floor, designed to ensure Series A holders would receive no less than 10% of WODI’s fully diluted common stock, proportionally adjusted to reflect actual Series Y investor participation.

On November 7, 2022, the Company effected a 20-for-1 reverse stock split, applying to both common and preferred stock.

During the year ended December 31, 2023, WODI issued 6,791 shares of Series A Preferred Stock to Series Y investors. These preferred shares were subsequently converted to common stock in connection with the business combination completed with Progressive Water Treatment (PWT) and Modular Water Systems (MWS) on September 21, 2023. As part of the transaction, all Series A and Series B preferred shares were canceled and exchanged for common stock.

As of December 31, 2024, there were no shares of preferred stock issued or outstanding.

Common stock

As of December 31, 2024, the Company had 14,671,151 shares of common stock issued and outstanding. Common stock has a par value of $0.0001 per share.

Preferred stock incentive valuation

During the nine months ended September 30, 2023, WODI issued a total of 6,791 shares of Series A Preferred Stock to certain holders of the Parent Company’s Series Y Preferred Stock. These issuances were accounted for as equity-based compensation in accordance with ASC 718.

The fair value of the Series A Preferred Stock was determined with the assistance of an independent valuation firm using a Probability Weighted Expected Return Methodology (PWERM). This method incorporated a Discounted Cash Flow (DCF) analysis and considered multiple settlement scenarios, including a successful business combination with the SPAC and a no-merger outcome.

Valuation inputs included the estimated SPAC offer terms, the market value of WODI’s business based on the Reg A offering and internal projections, the expected timing of settlement events, and the number of outstanding Series Y shares and convertible instruments.

The preferred shares were issued across multiple valuation dates, with the following per-share fair values:

Valuation Date	Fair Value of shares
12/28/2022	$56.68
02/08/2023	$106.67
06/15/2023	$266.73
08/21/2023	$54.58

The total fair value of the shares issued was $382,793, which was recognized as stock-based compensation expense in the consolidated financial statements for the year ended December 31, 2023.

Series B Preferred Stock

On April 28, 2023, WODI designated 1,000,000 shares of its authorized preferred stock as Series B Preferred Stock, with a par value of $0.0001 per share and an initial issuance value of $5.00 per share. These shares were reserved for issuance to holders of the Parent Company’s Series X Preferred Stock and for other purposes at the discretion of WODI’s Board of Directors.

The Series B Preferred Stock did not carry dividend or voting rights prior to conversion. Each share was convertible into common stock in accordance with the terms outlined in the Series B Certificate of Designation. The conversion terms included a dilution floor, ensuring that the converted shares would represent no less than 2.5% of the fully diluted authorized common stock, adjusted based on the total number of Series B shares issued. The structure anticipated a total issuance of $5,000,000 in Series B shares.

During the year ended December 31, 2023, WODI issued 538,400 shares of Series B Preferred Stock to holders of the Parent Company’s Series X Preferred Shares and WODI Note Purchase Agreements. Following WODI’s merger with PWT on September 21, 2023, all Series B Preferred Shares were fully converted to common stock.

As of December 31, 2024, there were no shares of Series B Preferred Stock issued and outstanding.

Valuation of Series B Preferred Stock

The Series B Preferred Shares issued during 2023 were valued with the assistance of an independent valuation firm using a PWERM, supported by a DCF analysis. The valuation considered two potential settlement outcomes: a successful merger with the SPAC, and a no-merger scenario

Key assumptions included the estimated SPAC offer value based on management’s negotiated terms at the time of issuance, the base value of WODI supported by market analysis from the Reg A offering and adjusted for the contributed MWS assets and merger with PWT, and the expected timing of settlement and conversion events. The analysis also considered the anticipated capitalization structure, including the projected issuance of Series Y Preferred Shares and convertible debt as of the applicable valuation dates.

Based on this analysis, the fair value of Series B Preferred Shares was determined to be $0.36 per share as of June 27, 2023, and $0.37 per share as of August 21, 2023

During the year ended December 31, 2023, the Company issued 538,400 shares of Series B Preferred Stock. The total fair value of these issuances was $193,824, which was recognized as preferred stock incentive compensation expense in the consolidated financial statements for the year ended December 31, 2023.

Based on this analysis, the fair value of Series B preferred shares was determined as follows:

Valuation Date	Fair Value of shares
06/27/2023	$0.36
08/21/2023	$0.37

For the year ended December 31, 2023, Series B Preferred Shares granted in Q2 and Q3 were valued at $0.36 and $0.37 per share, respectively, resulting in an aggregate expense of $193,824, recorded as Preferred stock incentive compensation in the consolidated financial statements.

Series C Preferred Stock

On October 13, 2022, the Board of Directors authorized the issuance of 1,000,000 shares of Series C Preferred Stock, with a par value of $0.0001 per share, to the Chief Executive Officer of the Parent Company in connection with his continued service. The Series C Preferred Stock carried no dividend, conversion, or liquidation rights.

The holder of Series C Preferred Stock was entitled to vote with common shareholders on an as-converted basis and was granted voting power equal to 51% of the total outstanding voting shares of the Company, for so long as any Series C Preferred Shares remained outstanding. Without the affirmative vote of the Series C holder, WODI could not alter the rights of the Series C Preferred Stock, amend its governing documents in a manner affecting those rights, increase the number of authorized Series C shares, or enter into agreements with similar effect.

As part of the merger agreement between WODI and PWT on September 21, 2023, all outstanding Series C Preferred Shares were cancelled. As of December 31, 2023, there were no Series C Preferred Shares outstanding.

WODI Common Stock

On February 17, 2023, the SEC qualified WODI’s Regulation A Offering Circular for the sale of common stock to the public. The purpose of the offering was to raise capital to support WODI’s water project development initiatives. The Parent Company announced the launch of a limited preview of the offering on March 9, 2023.

As of June 26, 2023, OCLN suspended the Regulation A offering (the “Termination Date”). By the Termination Date, WODI had issued 12,000 shares of common stock for total proceeds of $60,000

On September 21, 2023, WODI completed a business combination with PWT. In connection with the merger, 8,151 shares of Series A Preferred Stock were converted into 509,482 shares of WODI common stock, and 538,400 shares of Series B Preferred Stock were converted into 637,000 shares of WODI common stock. In total, 1,146,482 shares of common stock were issued in exchange for the converted Series A and B Preferred Stock.

Pursuant to the Merger Agreement, the 12,000 Regulation A common shares and the 1,146,482 shares issued upon preferred stock conversion were exchanged for a total of 1,228,150 shares of PWT common stock.

PWT Common Stock

On September 19, 2023, PWT implemented an equity restructuring plan that included a 1,000-for-1 forward stock split of its common stock. Following this stock split and prior to the issuance of shares related to the merger with WODI, PWT had 10,000,000 shares of common stock issued and outstanding.

On September 21, 2023, WODI merged with PWT. In connection with the merger agreement, PWT issued 12,171,067 shares of common stock to OCLN. An additional 25,112 shares were issued to WODI common shareholders who had participated in the Regulation A offering, which included make-good shares. Former WODI Series A Preferred Stockholders received 518,322 shares of PWT common stock, and former WODI Series B Preferred Stockholders received 684,716 shares. These amounts also included make-good shares where applicable.

The total number of PWT common shares issued as part of the WODI merger was 1,228,150, which reconciles with the full conversion of WODI equity. Additional shares were issued throughout the remainder of 2023 and during 2024, including 1,271,934 common shares issued in a Regulation D offering during 2024.

As of December 31, 2024, PWT had 14,671,151 shares of common stock issued and outstanding. The total cash proceeds received through the issuance of common stock during the Regulation D offering was $1,262,500.

5.	Restricted stock grants and warrants

Restricted Stock to WODI Board, Employees and Consultants

Between August 12, 2022, and August 3, 2023, WODI entered into Restricted Stock Grant Agreements (WODI RSGAs) with Board members, employees, and consultants to incentivize management, improve WODI’s economic performance, and enhance its overall value. The WODI RSGAs allow for the issuance of up to 15,550,000 shares of WODI common stock, contingent upon the achievement of specific milestones and vesting requirements.

Under the WODI RSGAs, restricted shares may become fully vested and no longer subject to forfeiture upon achieving defined milestones. If WODI shares are uplisted to a national securities exchange, 25% of the restricted shares will vest upon uplisting, with an additional 6.25% vesting every three months thereafter. Vesting is subject to trading volume limitations, calculated as the greater of 1% of the outstanding common stock as reported in WODI’s most recent SEC filing or the average weekly trading volume on a national securities exchange over the preceding four calendar weeks. If WODI shares are delisted and quoted on an over-the-counter market, similar trading volume limitations will apply.

If WODI does not achieve a national exchange listing within three years of the RSGAs’ effective date, vesting will occur at 25% on the three-year anniversary of the effective date, with an additional 6.25% vesting every three months thereafter.

As of September 21, 2023, pursuant to the Merger Plan Agreement, the total issuable shares under the WODI RSGAs were converted from 15,550,000 to 3,069,100 shares using a conversion ratio of 0.19737. Subsequently, on October 23, 2023, certain WODI RSGAs were canceled, and new agreements were issued. As of December 31, 2024, the total number of issuable shares under the WODI RSGAs was reduced to 2,508,186.

During the year ended December 31, 2024, no restricted shares vested, and no costs associated with the milestones were recognized, as the achievement of milestones and vesting criteria was not deemed probable.

Warrants

During the year ended December 31, 2024, WODI issued 1,087,869 warrants in connection with the financing activities for total cash proceeds of $801.230. All warrants remained outstanding as of year-end.

6.	Convertible Promissory Notes

During the year ended December 31, 2024, WODI raised an additional $2,767,701 in capital through the issuance of convertible secured promissory notes. These notes were issued under an existing note purchase agreements and provided funding for general operations. The notes bear interest at 10% per annum and are convertible into WODI common stock upon the occurrence of certain defined events.

During the year ended December 31, 2024, WODI entered into settlement, redemption, and conversion agreements with certain noteholders, resulting in the redemption of 224,196,748 shares of the Parent Company’s common stock. The fair value of the redeemed shares, based on closing prices on the respective agreement dates, was added to the carrying value of the WODI notes. In accordance with ASC 470-20, the fair value of the shares redeemed was recognized as a loss on conversion and settlement, totaling $1,866,849, which is included in Other expense in the consolidated statement of operations.

As of December 31, 2024 and 2023, the total outstanding balance of convertible secured promissory notes was $21,363,639 and $16,729,089, respectively.

The conversion feature of the notes is contingent on the completion of a qualified merger event. As of December 31, 2024, no such triggering event occurred, as the proposed business combination with FRLA was terminated in December 2024. Accordingly, the contingent conversion feature was not recognized in the 2024 or 2023 financial statements.

Under the terms of the original note agreements, certain WODI investors who were also shareholders of OCLN were granted the right to redeem their OCLN common shares as part of their continued investment in WODI. This redemption feature was included as an investor incentive to support WODI’s financing efforts.

7.	Revenue from contracts with customers

Equipment Contracts

Revenue from equipment contracts is recognized over time as performance obligations are satisfied, in accordance with ASC 606. The Company recognizes revenue and associated profit as control of goods and services is transferred to the customer. Indirect costs and general and administrative expenses are charged to operations as incurred. When a loss on a contract is anticipated, it is recognized immediately in the period the loss becomes known.

For the years ended December 31, 2024 and 2023, total revenue from contracts with customers was $5,532,112 and $6,681,886, respectively. The decrease in revenue from 2023 to 2024 reflects a reduction in contract volume and fewer new projects initiated during the period.

Contract assets represent revenue recognized on contracts in excess of amounts billed, while contract liabilities represent billings in excess of revenue recognized. These balances are classified as current assets and current liabilities, respectively, as they are expected to be settled within the normal operating cycle.

As of December 31, 2024, contract assets totaled $1,246,080 and contract liabilities totaled $4,111,797. As of December 31, 2023, contract assets were $455,102 and contract liabilities were $1,346,366.

The following table disaggregates revenue recognized from contracts with customers by major product line for the years ending December 31:

	Twelve Months Ended December 31,
	2024	2023
Equipment Contracts	$2,946,982	$4,036,326
Component Sales	1,253,883	980,895
Pump Stations	1,068,755	607,790
Waste Water Treatment Systems	154,262	950,775
Services Sales	99,230	95,750
Commission & Training	9,000	10,350
	$5,532,112	$6,681,886

8.	Employee retention tax credit

During the year ended December 31, 2023, the Company’s subsidiary, Progressive Water Treatment, applied for and received an aggregate of $127,448 under the Employee Retention Tax Credit (ERTC) provisions of the CARES Act. This amount was recognized as other income in the consolidated financial statements.

9.	Commitments and Contingencies

Facility Rental

The Company leases a production facility at 5225 W. Houston, Sherman, Texas, under a non-cancelable operating lease classified in accordance with ASC 842, Leases. The lease commenced on July 1, 2024. Under a Triple Net (NNN) arrangement, the Company is responsible for property taxes, insurance and maintenance., with a currently monthly rent of $13,313.

Warranty Reserve

PWT projects are generally warranted against defects in materials and workmanship for one year from the date of completion, with certain construction areas and materials having extended guarantees. Based on historical experience, known risks related to critical components, and management’s assessment, the Company recorded a warranty reserve of $50,000 as of December 31, 2024. This reserve reflects potential liabilities related to high-value components (pumps, RO membranes, and EDI modules). Management believes this reserve is adequate to cover probable warranty claims.

Litigation

On July 12, 2023, the Company entered into a Confidential Settlement and Mutual Release Agreement (the “Settlement Agreement”) with Auctus Fund, LLC (“Auctus”), resolving all outstanding legal disputes and claims arising from various loans and agreements. The Settlement Agreement resulted in the termination of the pending appeal in the United States Court of Appeals for the First Circuit and the trial matter in the United States District Court for the District of Massachusetts. All transactions and obligations between the Company and Auctus have been deemed null and void. The terms of the Settlement Agreement are confidential and have no material impact on the Company’s financial condition or operations.

On March 5, 2024, Process Solutions (“PSI”) filed a lawsuit against PWT in the Court of Common Pleas in Hamilton County, Ohio, alleging breach of contract and seeking damages. The case was subsequently removed to federal court. The matter has since been settled and closed, with no outstanding claims or counterclaims by either party.

Related Party Transactions

WODI engages in routine intercompany activity with OCLN, including transfers of funds to support operational needs and shared expenses. These transactions are settled through intercompany balances and are non-interest-bearing

As of December 31, 2023, WODI recorded $864,528 due to OCLN. As of December 31, 2024, the amount due to OCLN has been reduced to $706,736. The repayment is reflected in the change in due-to-related party balances on the consolidated balance sheet.

During the year ended December 31, 2023, WODI recorded an impairment expense of $4,631,049 on related party receivables. This impairment reflected management’s assessment that repayment by OCLN was unlikely, given the financial condition of the related entity. During the year ended December 31, 2024, WODI recognized an additional loss of $2,871,410 related to the write down of related party receivables. This loss was included in other expense on the consolidated statement of operations.

10.	Reporting Segments

WODI has determined that it operates as a single reporting segment in accordance with ASC 280, Segment Reporting. Although WODI is internally organized into three distinct operating divisions—MWS, PWT, and WOD—these operations are aggregated into one reportable segment due to their shared economic characteristics, similar products and services, overlapping customer base, and common regulatory environment.

The Chief Executive Officer of WODI serves as the CODM and regularly reviews consolidated financial performance across the operating units to assess performance and allocate resources. While the divisions serve different functions within the water treatment ecosystem—ranging from engineered systems to modular installations to full-service “water-as-a-utility” offerings—the CODM evaluates financial results on a consolidated basis. As such, WODI reports its financial results as a single reporting segment.

No discrete financial information is regularly reviewed at the division level by the CODM beyond consolidated revenue, operating income, and key expense categories. Accordingly, segment-level disclosures have not been presented.

Reportable Segments:	Water System Solution Engineering	Modular/ Prefabricated Treatment and Conveyance Systems	Full Service Water Systems (Operate; Own and Operate)	WODI Corporate	Total
Fiscal Year Ended December 31, 2024:
Revenue	$4,398,258	$1,133,854	$-	$-	$5,532,112
Gross profit (loss)	1,521,130	(532,016)	-	-	989,114
General and administrative expenses	893,647	867,619	-	-	1,761,265
Loss from operations	555,408	(1,661,168)	-	-	(1,105,760)
Segment assets	4,334,993	453,595	-	-	4,788,588
Gross profit as a % of revenue	34.58%	(46.92)%	0.00%	0.00%	17.88%

Fiscal Year Ended December 31, 2023:
Revenue	$5,004,904	$1,676,982	$-	$-	$6,681,886
Gross profit (loss)	782,215	(155,694)	-	-	626,521
General and administrative expenses	1,174,712	491,885	-	-	1,666,597
Operating loss	(472,490)	(748,782)	-	-	(1,221,272)
Segment assets	1,782,079	960,088	-	-	2,742,167
Gross profit as a % of revenue	15.63%	(9.28)%	0.00%	0.00%	0.009%

11.	Subsequent Events

Management has evaluated subsequent events in accordance with ASC Topic 855 and determined that the following material events occurred after the balance sheet date:

On April 1, 2025, WODI issued an aggregate of 8,511,343 shares of its common stock to investors pursuant to Convertible Promissory Note Conversion Agreements. These issuances were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering.

No other material subsequent events requiring adjustment to, or disclosure in, the consolidated financial statements have occurred.

Water on Demand, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
	2025	2024
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$1,167,772	$206,886
Contracts receivable, net	623,382	2,404,544
Contract assets	175,339	1,071,664
Prepaid assets and other current assets	80,674	-
Assets of discontinued operations	433,870	452,657
Total Current Assets	$2,481,037	$4,135,751
Property and equipment, net	44,507	53,393
Other Assets
Security deposit	19,051	19,051
Operating lease right of use asset	531,232	580,393
Total Other Assets	$550,283	$599,444
TOTAL ASSETS	3,075,827	$4,788,588
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,388,376	$1,246,318
Accrued expenses	31,328	3,319,058
Contract liabilities	2,623,439	3,468,227
Operating lease liabilities	104,456	96,113
Tax liability 83(b)	13,600	13,600
Warranty reserve	50,000	50,000
Related party liability	-	706,736
Convertible secured promissory notes	2,032,500	21,363,639
Liabilities discontinued operations	485,474	1,111,806
TOTAL CURRENT LIABILTIES	$6,729,173	$31,375,497
Long-Term Liabilities
Operating lease liabilities, net of current	447,148	501,123
TOTAL LONG-TERM LIABILITIES	447,148	$501,123
TOTAL LIABILITIES	$7,176,321	$31,876,620
SHAREHOLDERS’ DEFICIT
Preferred Stock	1,444	-
Common Stock	11,264	1,467
Additional paid-in capital	19,583,522	3,048,881
Accumulated deficit	(23,696,724)	(30,138,380)
TOTAL SHAREHOLDERS’ DEFICIT	(4,100,494)	(27,088,032)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$3,075,827	$4,788,588

See accompanying Notes to Financial Statements.

Water on Demand, Inc.

Consolidated Statements of Operations

(unaudited)

	Six Months Ended June 30,
	2025	2024
Revenue	$2,346,471	$1,987,406
Cost of revenue	2,499,242	1,450,926
Gross (loss) profit	(152,771)	536,480

Operating expenses
Selling and marketing	492,109	94,566
General and administrative	877,758	502,052
Total Operating expenses	1,369,867	596,618
Loss from Operations	(1,522,638)	(60,138)
Other Income (Expense)
(Loss) gain on conversion of debt	(15,555,945)	1,143
Loss on exchange of stock	(452,503)	-
Impairment of receivable - SPAC	-	(1,128,000)
Loss on extinguishment of payables	(513,347)	-
Debt conversion adjustment - note purchase agreements	-	(1,297,000)
Interest expense	(453,964)	(1,040,227)
Gain (loss) upon deconsolidation	24,212,502	(1,273,680)
TOTAL OTHER EXPENSE	7,236,743	(4,737,764)

Net income (loss) from continued operations	$5,714,105	$(4,797,902)
Net income (loss) from discontinued operations	727,552	(341,466)
Net income (loss)	6,441,657	(5,139,368)

Basic and diluted	0.25	(0.36)
Weighted average shares outstanding:
Basic and diluted	22,617,102	13,399,217

See accompanying Notes to Financial Statements.

Water on Demand, Inc.

Consolidated Statements of Stockholders’ Equity

(unaudited)

					Additional
	Preferred stock		Common stock		Paid-in-	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2023	-	$-	13,399,267	$1,340	$985,278	$(20,089,408)	$(19,102,790)
Proceeds from issuance of warrants	-	-	-	-	426,230	-	426,230
Net loss	-	-	-	-	-	(5,139,369)	(5,139,369)
Balance at June 30, 2024	-	$-	13,399,267	$1,340	$1,411,508	$(25,228,777)	$(23,815,929)

					Additional
	Preferred stock		Common stock		Paid-in-	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2024	-	$-	14,671,151	$1,467	$3,048,881	$(30,138,380)	$(27,088,032)
Rounding	-	-	-	-	-	(1)	(1)
Stock for exchanges from Reg D to Series A	5,312,500	531	(701,756)	(658)	127	-	-
Common stock issued for Note Conversions	-	-	8,511,343	851	14,042,784	-	14,043,636
Proceeds from issuance of Series A	9,125,782	913	-	-	1,459,212	-	1,460,125
Common stock issued for Series A redemption program	-	-	136,364	9,604	855,396	-	865,000
Contributed Capital	-	-	-	-	177,122	-	177,122
Net loss	-	-	-	-	-	6,441,657	6,441,657
Balance at June 30, 2025	14,438,282	$1,444	22,617,102	$11,264	$19,583,522	$(23,696,724)	$(4,100,494)

See accompanying Notes to Financial Statements.

Water on Demand, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) from continued operations	$(5,714,105)	$(4,797,902)
Net income (loss) from discontinued operations	(727,552)	(341,466)
Adjustments to reconcile not loss to net cash used in operations
Depreciation and amortization	115,948	1,364
Loss on convertible secured promissory notes	(14,043,636)	-
Loss on exchange of stock	(452,503)	-
Amortization of right-of-use asset	49,162	-
Change in convertible secured promissory notes	21,363,639	-
Stock based compensation	-	-
Due to affiliates	745,000	-
Change in assets of discontinued operations	(18,787)	-
Change in operating assets and liabilities
Loss upon deconsolidation	(24,212,502)	1,273,680
Contracts receivable	(1,781,162)	262,088
Contract assets	(896,326)	(21,804)
Contract liabilities	844,788	273,393
Prepaid expenses	80,674	(34,354)
Accounts payable	(142,058)	124,251
Accrued expenses	3,287,734	(31,504)
Lease liability	(8,343)	-
Related party liability	706,736	-
Change in liabilities of discontinued operations	626,331	-
Debt discount recognized as interest expense	-	90,000
Impairment of receivable from SPAC	-	1,128,000
Conversion and settlement value loss on WODI	-	1,297,000
Loan receivable, related party	24,350,060	(1,457,221)
Other assets	-	(18,000)
Accrued interest on convertible promissory notes	-	920,390
Net cash provided by (used in) operating activities	4,173,098	(1,332,087)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Cash paid for property and equipment	(4,446)	-
Purchase of SPAC notes payable	-	(1,128,000)
Net cash used in investing activities	(4,446)	(1,128,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on line of credit	-	(125,745)
Proceeds from loans, merchant cash advance	-	135,000
Payments on loans, merchant cash advance	-	(189,445)
Proceeds from convertible secured promissory notes	-	2,042,500
Additional paid in capital - equity conversion or incentive expense	(1,167,500)	-
Proceeds from related party financing	(2,040,267)	-
Proceeds from issuance of warrants	-	426,230
Net cash provided by financing activities	(3,207,767)	2,288,540

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	960,886	(171,547)
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	206,886	374,191
CASH AND CASH EQUIVALAENTS END OF PERIOD	$1,167,772	$202,644
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest and dividends paid	$-	$28,817

See accompanying Notes to Financial Statements.

Water on Demand, Inc.

Notes to the Financial Statements

(unaudited)

1.	Organization and Line of Business

Water On Demand, Inc. (“WODI” or the “Company”) was incorporated in the State of Nevada on April 22, 2022, as a majority-owned subsidiary of OriginClear, Inc. (“OCLN” or the “Parent”). As of June 30, 2025, the Parent held 12,171,067 of the 22,617,102 outstanding shares of WODI common stock, representing a 53.81% controlling interest. The Company operates under an intercompany service model and shares executive leadership and administrative resources with the Parent.

The Company’s active operating unit is Progressive Water Treatment, Inc. (“PWT”), which engineers, fabricates, and services custom water treatment systems for commercial and industrial clients. PWT was originally acquired by the Parent in 2015 and was transferred to WODI in 2023 as part of a corporate reorganization. During the same period, the Modular Water Systems (“MWS”) division was also consolidated into WODI; however, MWS operations were formally discontinued during the second quarter of 2025. On May 8, 2025, the Company’s Board approved the wind-down of MWS in connection with a strategic shift away from direct equipment offerings. As of June 30, 2025, MWS has ceased operations, and remaining assets are expected to be disposed of within 60 days. (see Note 8 – Discontinued Operations).

WODI is focused on building a financial technology platform for water project investments. The Company sponsors and manages a Regulation A+ Opportunity Zone (“OZ”) infrastructure fund intended to raise up to $100 million for decentralized water treatment projects. Capital raised through this program is deployed to eligible projects through wholly owned project subsidiaries.

Basis of presentation

These condensed interim financial statements were prepared in conformity with U.S. GAAP and Regulation S-X Rule 8-03. They should be read in conjunction with OCLN’s audited consolidated financial statements for the year ended December 31, 2024, and WODI’s Form 1-K for the same date. In management’s opinion, all normal recurring adjustments necessary for fair presentation have been included.

Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring losses and experienced negative operating cash flows. As of June 30, 2025, cash and cash equivalents totaled $1,167,772 and a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued. Management’s plans include cost controls and pursuing additional equity and debt financing; there can be no assurance these plans will be successful. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Policies

Significant accounting policies are consistent with those disclosed in WODI’s audited financial statements included in its Form 1-K for the year ended December 31, 2024. These policies include revenue recognition in accordance with ASC 606, evaluation of expected credit losses under ASC 326, and fair value measurement of derivative instruments pursuant to ASC 815. The Company also applies impairment testing for long-lived and indefinite-lived assets under ASC 360 and ASC 350, respectively, and accounts for stock-based compensation in accordance with ASC 718. Additional policies include the establishment of warranty reserves and the recognition of valuation allowances on deferred tax assets.

The accompanying unaudited condensed financial statements include the accounts of Water On Demand, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Certain prior period amounts may be reclassified to conform to current period presentation with no impact or net loss or shareholder’s equity. Based on the nature of its operations and internal reporting structure, the Company reports as a single operating segment.

Management has evaluated recently issued accounting pronouncements and does not expect any to have a material effect on the Company’s condensed financial statements.

3.	Revenue from Contracts with Customers

Revenue is recognized when control of goods or services is transferred to the customer. For engineered water-treatment projects, revenue is recognized over time using the cost-to-cost method. Variable consideration, such as performance bonuses, is estimated and constrained at inception to prevent reversals.

For the six months ended June 30, 2025, and 2024, total revenue recognized from contracts with customers was $2,346,471 and $1,987,406 respectively.

Contract assets, representing revenue recognized in excess of amounts billed, were $175,339 at June 30, 2025, and $1,071,664 at December 31, 2024. Contract liabilities, representing billings in excess of revenue recognized were $2,623,439 at June 30, 2025, and $3,468,227 at December 31, 2024. Contract balances are classified as current as they are expected to be realized within the Company’s normal operating cycle. No material impairments of contract assets and no significant changes in estimates of variable consideration were recorded during the periods presented.

4.	Accounts Receivable and Credit Loss Allowance

Trade and contract receivables are carried at amortized cost and presented net of an allowance for expected credit losses in accordance with ASC 326. The allowance is estimated using historical loss experience, current conditions, and reasonable and supportable forecasts, and is evaluated at least quarterly on a customer-specific basis. Balances are written off when collection efforts have been exhausted and recovery is not expected.

The allowance for expected credit losses was $0 as of June 30, 2025, and $369 at December 31, 2024.

5.	Convertible Secured Promissory Notes

As of December 31, 2024, WODI had $21,363,639 secured convertible promissory notes outstanding. These notes were issued in connection with prior financing agreements and included embedded derivative features. During the six months ended June 30, 2025, WODI redeemed and retired all $21,363,639 of these secured convertible notes and $3,424,338 in accrued interest through a structured exchange for subsidiary equity. The exchanges were accounting for as debt extinguishments under ASC 470 and ASC 815. The Company recognized a noncash loss on extinguishment of $8,318,588 recorded in gain (loss) on conversion of debt withing other income (expense) for the three and six months ended June 30, 2025. As of June 30, 2025, WODI had no remaining secured convertible promissory notes outstanding, and all related derivative liabilities were eliminated.

During the six months ended June 30, 2025, WODI Sponsorship LLC issued unsecured convertible notes of $2,032,500. These notes bear 15% interest and mature within one year.

6.	Capital Stock, Restricted Stock, and Warrants

Water on Demand, Inc. is authorized to issue 2,000,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, designated as Series A (5,000,000 shares), Series B (4,000,000 shares), and Series C (1,000,000 shares). No new designations or cancellations occurred during the six months ended June 30, 2025. As of June 30, 2025, there were 22,617,102 shares of common stock issued and outstanding and no preferred shares outstanding.

At June 30, 2025, the following shares were issued and outstanding:

Class	Shares Authorized	Shares Outstanding	Terms
Series A	30,000,000	14,438,282	Convertible, issued through private placement
Series B	1,000,000	-	Reserved; Authorized but unissued as of reporting date
Series C	1,000	1,000	Non-convertible; grants 51% voting control; held by CEO

Restricted Stock Grant Agreements authorize issuance of up to 15,550,000 common shares upon achievement of specified milestones. As of June 30, 2025, no milestones had been achieved, no restricted shares had vested, and no stock-based compensation expense was recognized. A total of 2,581,443 shares remained issuable under the RSGAs at the balance sheet date.

During the six months ending June 30, 2025, in connection with its private placement of Series A Preferred Stock, WODI issued fully vested warrants exercisable for a total of 14,438,282 shares of WODI common stock. These warrants carry an exercise price of $0.16 per share to $2.00 per share and have expiration dates ranging from January 31, 20230 through May 31, 2030. An independent valuation of these warrants using Black-Shcoles model (volatility 29.3%-32.7%; risk free rate 3.96%-4.26%; no dividend yield: common stock fair market value $0.08611) determined aggregate grant-date fair value of $137,640.

All potentially dilutive securities were antidilutive for EPS purposes in both interim periods presented.

7.	Commitments and Contingencies

Facility lease

On July 1, 2024, PWT entered into a non-cancelable triple-net operating lease for a 12,000-square-foot production facility located at 5225 W. Houston Street, Sherman, Texas. The current monthly base rent is $13,313.

Related Party Balances

WODI transfers funds to its Parent Company, on an as-needed basis to support operations and provide intercompany transfers to its subsidiaries. As of June 30, 2025 and December 31, 2025, WODI reported balances of $0 and $706,736, respectively.

Warranty Reserve

As of June 30, 2025, the Company maintained a warranty reserve of $50,000 based on historical experience and exposure to high-value equipment failures, including reverse osmosis membranes, pumps, and EDI modules.

Legal Matters

The Company is not party to any pending or threatened legal proceedings that management believes would have a material adverse effect on the financial statements.

8.	Discontinued Operations

In the second quarter of 2025, the Company finalized its plan to wind down its Modular Water Systems (“MWS”) business unit. This followed the resignation of MWS’s lead executive and a strategic review of operations. Management concluded that MWS no longer aligned with the Company’s long-term objectives and ceased all activity during the quarter. The business met the criteria for discontinued operations under ASC 205-20.

All prior period financial information has been recast to reflect MWS as a discontinued operation. The wind-down was completed shortly after quarter-end. No gain or loss was recorded on disposal, and no material costs are expected in future periods.

As of June 30, 2025, total accounts payable and accrued expenses related to MWS operations amounted to $485,474. Although MWS was discontinued and no longer active, the liabilities remain obligations of Water on Demand, Inc. These amounts were incurred prior to the wind-down and are expected to be resolved in the normal course of business.

Summary of Results of Discontinued Operations

	Six Months Ended June 30,
	2025	2024
Revenue	$1,543,485	$616,791
Cost of revenue	1,228,941	881,420
Gross profit (loss)	314,544	(264,629)
Operating expenses	100,339	76,837
Other income	513,347	-
Income (loss) from discontinued	$727,552	$(341,466)

Summary Balance Sheet of Discontinued Operations

	June 30,	December 31,
	2025	2024
Current Assets
Cash and cash equivalents	$83,078	$179,369
Contract assets	337,580	174,415
Contracts receivable, net	13,213	98,872
Total assets of discontinued	$433,871	$452,656
Current Liabilities
Accounts payable	$418,169	$266,394
Contract liabilities	67,305	643,570
Accrued expenses	-	201,841
Total liabilities of discontinued	$485,474	$1,111,805

9.	Subsequent Events

Management evaluated subsequent events in accordance with ASC 855 and has identified the following events requiring disclosure.

The equity and financing transactions occurring after June 30, 2025, and through the filing date are summarized below:

Between July 2, 2025, and August 15, 2025, WODI raised a total of $40,000 in proceeds through a private placement, issuing an aggregate of $250,000 shares of Series A stock and 250,000 warrants.

Between July 9, 2025, and August 15, 2025, WODI raised a total of $397,500 in proceeds through a private placement, issuing an aggregate of $397,500 in convertible promissory notes.

On July 28, 2025, the Company issued an aggregate of 148,000 shares of WODI common stock to consultants in exchange for services rendered.

On July 31, 2025, the Company issued WODI cashless warrants representing an aggregate of 141,123 shares as discretionary interest payments for investments in the Company’s Series Y offering.

Between August 4, 2025, and August 15, 2025, WODI raised a total of $11,000 in proceeds through a Regulation A offering, issuing an aggregate of 4,400 shares of common stock and 8,800 warrants.

On August 18, 2025, the Company issued WODI cashless warrants representing an aggregate of 130,000 shares as discretionary incentives to certain convertible note holders of WODI OZ Sponsor LLC.

No other subsequent events requiring adjustment or disclosure were identified as of the filing date.

PART III

INDEX TO EXHIBITS

Exhibit Number	Description	Filed/ Furnished/Incorporated by Reference from Form
1.1	Advisory Agent Agreement	Filed previously
2.1	Amended and Restated Certificate of Incorporation, Series A, B and C Preferred Stock Certificate of Designation	Filed previously
2.5	Amended and Restated Bylaws	Filed previously
4.1	WODI Unit Purchase Agreement	Filed previously
8.1	Form of Escrow Agreement	Filed previously
11.1	Consent of Auditor	Filed herewith
12.1	Opinion of Kunzler Bean & Adamson	Filed herewith

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/POS and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Clearwater, Florida, on November __, 2025.

Water On Demand, Inc.

/s/ Kenneth Berenger
By: Kenneth Berenger, Chief Executive Officer

Pursuant to the requirements of Regulation A, this Post Effective Amendment to the Offering Statement has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Kenneth Berenger
By: Kenneth Berenger, as Chief Executive Officer, and Co-Chairman

/s/ Cory Mertes
By: Cory Mertes, as Chief Financial Officer, Principal Accounting Officer

/s/ Byron Elton
By: Byron Elton, as Director

/s/ Jean-Louis Kindler
By: Jean Louis Kindler, as Director

Date: November __, 2025

III-2